Exhibit 10.1

To:

PM Group S.p.A.

Via G. Verdi, 22

41018 - San Cesario sul Panaro (MO)

Oil&Steel S.p.A.

Via G. Verdi, 22

41018 - San Cesario sul Panaro (MO)

Milan. 6 March 2018

Re: Restructuring Agreement

Dear Sirs,

Further to the agreements recently reached, transcribed below is the text of your proposal to show our full acceptance of the same.

“To:

Banca Monte dei Paschi di Siena S.p.A.

Piazza Salimbeni, 3

53100 - Siena

Banca Nazionale del Lavoro S.p.A.

Via Altiero Spinelli, 30

00157 – Rome

BPER Banca S.p.A.

Via San Carlo, 8/20

41121 - Modena

Cassa di Risparmio in Bologna S.p.A.

Via Farini, 22

40124 - Bologna

UniCredit S.p.A.

Via Alessandro Specchi, 16

00186 - Rome

Loan Agency Services S.r.l.

Via Groenlandia, 31

00144 - Rome

Milan. 6 March 2018

Re: Restructuring Agreement

Dear Sirs,

Further to our recent conversations and agreements, we hereby propose to enter into the following:

DEBT RESTRUCTURING AGREEMENT

Imeplementing the restructuring plan certified by Dr. Franco Carlo Papa on 31 January 2018 pursuant to article 67, third paragraph, letter (d) of Royal Decree no. 267 of 16

March 1942

AMONG

PM Group S.p.A.

Oil & Steel S.p.A.

AND

Banca Monte dei Paschi di Siena S.p.A.

Banca Nazionale del Lavoro S.p.A.

BPER Banca S.p.A.

Cassa di Risparmio in Bologna S.p.A.

UniCredit S.p.A.

AND

Loan Agency Services S.r.l.

As Agent

TABLE OF CONTENTS

1.	RECITALS AND DEFINITIONS	8

2.	COORDINATION PROVISIONS	23

3.	MLT RECEIVABLES	24

4.	BPER SUBORDINATED RECEIVABLES	25

5.	BT CREDIT LINES	26

6.	PROVISIONS COMMON TO ALL EXPOSURES	35

7.	EARLY REPAYMENTS	38

8.	M&A PROCESS	40

9.	REPRESENTATIONS AND WARRANTIES	41

10.	FINANCIAL PARAMETERS	46

11.	DISCLOSURE OBLIGATIONS	48

12.	OTHER UDERTAKINGS OF THE COMPANIES	48

13.	CONDITIONS PRECEDENT	53

14.	EXPRESS TERMINATION CLAUSE, TERMINATION DUE TO BREACH AND CONDITIONS SUBSEQUENT	54

15.	NOTICES	63

16.	MISCELLANEOUS	64

17.	ASSIGNMENT OF THE RECEIVABLES AND/OR THE AGREEMENTS	65

18.	EXPENSES	65

19.	TERM	66

20.	GOVERNING LAW	66

21.	JURISDICTION	66

22.	LIST OF SCHEDULES	66

DEBT RESTRUCTURING AGREEMENT

AMONG

(1)

PM Group S.p.A., with registered office at via G. Verdi, 22, San Cesario sul Panaro (MO), tax code, VAT Code and registration number with the Companies Register of Modena: 03520360961, share capital of Euro 10,000,000.00 entirely paid in, duly represented for the purposes hereof (“PM”);

AND

(2)

Oil & Steel S.p.A., with registered office at via G. Verdi, 22, San Cesario sul Panaro (MO), tax code and VAT Code 02313650364 and registration number with the Chamber of Commerce R.E.A. of Modena: 280699, share capital Euro 1,229,780.00 entirely paid in, duly represented for purposes hereof (“O&S” and, together with PM, the “Companies”);

- on one side -

AND

(3)

Banca Monte dei Paschi di Siena S.p.A., with registered office at Piazza Salimbeni 3, Siena, tax code, VAT Code and registration number with the Companies Register of Siena no. 00884060526, share capital of Euro 15,692,799,350.97 as of 10 August 2017, ABI Code 1030.6, group parent company of the “Monte dei Paschi of Siena” Banking Group, duly represented for the purposes hereof (“MPS”);

(4)

Banca Nazionale del Lavoro S.p.A., with registered office at Via Altiero Spinelli, 30, Roma, tax code, VAT Code and registration number with the Companies Register of Rome no. 09339391006, share capital of Euro 2,076,940,000.00 entirely paid in, subject to the guidance and coordination of its sole shareholder BNP Paribas S.A.—Paris, duly represented for the purposes hereof (“BNL”);

(5)

BPER Banca S.p.A., with registered office at Via San Carlo, 8/20, Modena, share capital of Euro 1,443,925,305 entirely paid in, Tax Code, VAT Code and registration number with the Companies Register of Modena 01153230360, duly represented for the purposes hereof (“BPER”);

(6)

Cassa di Risparmio in Bologna S.p.A., with registered office at Via Farini, 22, Bologna, share capital of Euro 703,692,000.00 entirely paid in, Tax Code, VAT Code and registration number with the Companies Register – Bologna Office 02089911206, registered with the Register of Banks at no. 5466, a Company subject to the guidance and coordination of its sole shareholder Intesa Sanpaolo S.p.A., belonging to the Intesa Sanpaolo Banking Group registered with the Register of Banking Groups, duly represented for the purposes hereof (“Carisbo”);

(7)

Unicredit S.p.A., with registered office at Via Alessandro Specchi, 16, Rome, tax code, VAT Code and registration with the Companies Register of Rome no. 00348170101, share capital of Euro 20,880,549,801.81 entirely paid in, ABI Code 02008.1, group parent company of the “UniCredit” Banking Group, duly represented for the purposes hereof (“Unicredit” and, together with MPS, BNL, BPER and Carisbo, the “Lenders” and, each individually, a “Lender”);

- on the other side -

AND

(8)

Loan Agency Services S.r.l. with registered office at Via Groenlandia, 31, Rome share capital of Euro 100,000, entirely paid in, tax code and registration number with the Companies Register of Rome 10568391006, REA Number RM-1240675, duly represented (the “Agent”).

All of the parties to this Agreement, including those who become party hereto by accession pursuant to article 1332 of the Italian Civil Code, are also referred to hereinafter collectively as the “Parties” or, individually, as a “Party”.

WHEREAS

(A)	PM operates in the hydraulic truck crane sector. O&S, whose share capital is wholly owned by PM, operates in the automotive aerial truck platform design, manufacturing and distribution sector;

(B)

in consideration of the continuation of an unfavorabe trend in the relevant markets and financial tension resulting from the same, through a deed dated 21-24 July 2014 notarized by Dr. Giacosa, Notary in Milan, Archive no. 64.205/File no. 11.893, PM and O&S, on one side, the Lenders, on the other, and the Agent, entered into an agreement for the restructuring of PM’s and O&S’ debt within the meaning set forth in article 182-bis of the Bankruptcy Law (as hereinafter defined), drafted on the basis of the recovery plans prepared by PM and O&S for period 2014 - 2017 (the “Previous Recovery Plans”) and approved by the Court of Modena through ruling no. 2 of 18 November 2014, filed with the court clerk’s office on 19 November 2014 and registered with the Companies Register of Modena on the same date (the “Previous Restructuring Agreement”);

(C)

PM’s total financial debt as of the Date of Reference (as hereinafter defined) amounts to Euro 45,096,745.00 (forty-five million, ninety-six thousand, seven hundred forty-five/00), as represented in detail in Schedule (C) (Financial Exposure); O&S’ total financial debt as of the Date of Reference (as hereinafter defined) amounts to Euro 10,530,768.00 (ten million five hundred thirty thousand seven hundred sixty eight /00), as represented in detail in Schedule (C) (Financial Exposure);

(D)

in consideration of the need to adjust and revisit the Companies’ business and financial plan to reflect the changed current context, it has become necessary for PM and O&S to prepare, with assistance from Ristrutturazioni & Sviluppo as their financial advisor, a new recovery plan for the period 2017—2021 aimed at achieving the restabilization of the debt exposure and ensuring the equilibrium of PM’s and O&S’ financial situation, pursuant to and for purposes of art. 67, third paragraph, letter d), Bankruptcy Law (the “Recovery Plan” or the “Plan”, attached hereto as Schedule (D) (Recovery Plan)); the Recovery Plan was approved by the Boards of Directors of PM and O&S, in its final version, on 30 January 2018;

(E)	the Recovery Plan provides for, inter alia and in a nutshell:

(i)

also for purposes of eliminating certain cost duplications, the merger by incorporation of O&S and Air Service S.r.l., companies whose share capital is wholly owned by O&S, into PM, at the terms better specified in the Plan (the “Merger”);

(ii)	the rationalization of the supplier structure, the reduction of the cost of labor and the reorganization of the business by focusing on specific geographic areas and specific products and services;

(iii)	the modification of the terms and conditions of the Exposures (as hereinafter defined), in order to align them to the provisions of the Recovery Plan;

(iv)

the disbursement of subordinated shareholders’ loans by Manitex International Inc., the owner of 100% of PM’s share capital (“Manitex”), in favor of PM for a total amount of Euro 4,850,000.00 (four million eight hundred fifty thousand/00) over the timeline of the Plan, of which (a) Euro 3,057,000.00 (three million fifty seven thousand/00), through the conversion of the trade receivable owed to Manitex by PM and accrued in the period prior to the date hereof (il “First Manitex Shareholders’ Loan”); (b). by 31 December 2018, Euro 1,793,000.00 (one million seven hundred ninety three thousand/00) aimed at addressing the termination of the BT Lines (as hereinafter defined) owed to BNL and enabling PM to have available the sums necessary to repay the New BNL Consolidated Sum, at the terms provided hereunder (the “Second Manitex Shareholders’ Loan”);

(F)

on 30 January 2018, Manitex, PM and O&S sent to the Lenders a notice (subsequently corrected on 1 February 2018), attached hereto (along with its supplemental letter) as Schedule (F) (Outstanding Amounts Letter), in which:

(i)

PM and O&S represented, confirmed and undertook to ensure that a portion of the exposure existing as of 25 January 2018 deriving from the drawdowns under the self-liquidating credit lines granted by BNL, MPS, Unicredit and BPER in the amount of Euro 1,500,161.00 (one million five hundred thousand one hundred sixty one/00), better identified with an indication of the respective advances in Schedule (F)(bis) (Self Liquidating Exposure), (the “Self Liquidating Exposure”) is repaid by and no later than 30 April 2018;

(ii)

Manitex undertook to disburse to the Companies (as far as each of them is concerned), on the Date of Effect, an additional subordinated shareholders’ loan up to the aggregate maximum amount of Euro 2,411,016.00 (two million four hundred eleven thousand sixteen/00) (the “Manitex Uncollateralized Loan”), in addition to the First Manitex Shareholders’ Loan and the Second Manitex Shareholders’ Loan (net of, however, the amounts to be used in order to repay the exposure vis-a-vis BNL, subject matter of the Second Manitex Shareholders’ Loan), aimed at providing to PM and/or O&S resources for repaying a portion of the exposure deriving from the drawdowns under the self-liquidating credit lines in the same amount, to be considered not self-iquidating with a better indication of the respective advances and of the relevant Lenders in Schedule (F)(ter) (Uncollateralized Exposure), (the “Uncollateralized Exposure”);

(iii)

PM and O&S undertook to repay on the Date of Effect the Uncollateralized Exposure, using the resources made available by Manitex through the Manitex Uncollateralized Loan, at the terms provided thereunder;

(G)

PM and O&S granted to Dr. Franco Carlo Papa, in his capacity as a professonal registered with the register of certified auditors and meeting the requirements provided under art. 67, third paragraph, letter d) of the Bankruptcy Law (the “Expert”), a mandate to draft the report on the truthfulness of the company data and the feasibility of this Agreement. The Expert issued the report on the Recovery Plan, authenticated as to the Expert’s signature on 31 January 2018 by Dr. Gabriella Quatrato, notary in Milan, registered ith the Notarial Guild of Milan (the “Certification” attached hereto as Schedule (G) (Certification));

(H)

It is also envisaged that on the date hereof, Manitex and BPER shall enter into an agreement amending the put and call options agreement related to the BPER Subordinated Receivables (as hereinafter defined) entered innto between Manitex and BPER on 21 July 2014 in accordance with the Previous Restructuring Agreement (the “Put and Call Options Agreement”), aimed at postponing the exercise of the options provided thereunder unti the approval of PM’s financial statements for year 2021 and aligning the conditions of the same to the Recovery Plan, to be based upon, in form and substance, the text set forth in Schedule (H) (Agreement Amending the Put and Call Options Agreement) (the “Agreement Amending the Put and Call Options Agreement”);

(I)

on 12 February 2018 a commitment was signed by Manitex in favor of PM and also in the Lenders’ interest to disburse, inter alia, the Second Manitex Shareholders’ Loan, aimed at (inter alia) providing the funding necessary to repay an amount equal to 50% of the New BNL Consolidated Sum (as hereinfater defined), as set forth in the documentation attached hereto as Schedule (I) (Manitex’s Commitment) (“Manitex’s Commitment”);

(J)

On 27 Febraury 2018Manitex has confirmed the validity of the commitment to disburse the Manitex Uncollateralized Loan, according to the terms provided under the notice attached hereto as Schedule (J) (Confirmation of Manitex’s Commitments).

(K)

the Lenders, being of the view (also in light of the Expert’s Certification) that the the Recovery Plan and this Agreement may constitute the fundamental basis for the business and financial recovery of PM and O&S and in reliance on the truthfulness, completeness and accuracy of the data and the information provided by PM and O&S in all material and substantive respects and the data and information set forth in the Plan, are willing to agree upon the definition of the new terms and conditions of this Agreement.

In consideration of the foregoing, it is hereby agreed and stipulated as follows.

1.	RECITALS AND DEFINITIONS

1.1	The recitals and schedules constitute an integral and substantive part of this Agreement.

1.2	In addition to the contractual definitions set forth in the recitals or hereinafter, the following terms and expressions shall have the meanings set forth below, unless expressly indicated otherwise:

“Restructuring Agreement” or “Agreement” means this debt Restructuring Agreement.

“Agreement Amending the Put and Call Options Agreement” has the meaning set forth in Recital (H).

“Agent” has the meaning set forth in the heading above.

“Air Service” means Air Services S.r.l., with registered office at G. Verdi 24/A, San Cesario sul Panaro (MO), a company whose share capital is wholly owned by O&S.

“Certification” has the meaning ascribed to such term in Recital (G).

“Deed of Disposal” means any agreement, including on a gratuitous basis (including, by way of example and without any limitation: sale, donation, exchange, contribution to a company, en bloc sale, choate sale, etc.) pursuant to which a transfer is achieved, either directly or indirectly, including on a fixed term basis, of the title to or bare ownership of or in rem rights (including, by way of example and without any limitation, pledges and usufructs) over an asset or a set of assets, and the transfer, including on a fixed term basis, of the ownership of rights of the Companies deriving from, by way of example, leasing agreements or pro soluto en bloc sales of receivables.

“Permitted Deeds of Disposal” means, in addition to the Deeds of Disposal specifically envisaged under the Plan:

(i)

Deeds of Disposal concluded by the Companies with reference to (a) their goods/assets in the ordinary course of business; (b) their financial assets (including VAT receivables) which do not constitute fixed assets; and (c) their cash/liquidity, provided that such Deeds are concluded in accordance with the provisions of this Agreement;

(iii)

Deeds of Disposal concluded by the Companies with reference to pro soluto sales of receivables at market terms and conditions, provided that such Deeds are concluded in line with the provisions of the Plan;

(iii)	Deeds of Disposal concerning obsolete assets;

(v)	Deeds of Disposal concerning assets that are replaced with similar assets; and

(vi)

Deeds of Disposal concluded by the Companies with reference to their own assets, for an amount not exceeding, individually, Euro 250,000.00 (two hundred fifty thousand/00) and, overall over the course of the Recovery Plan, Euro 800,000.00 (eight hundred thousand/00).

“Banks of Reference” means, for purposes of the definition of Applicable Rate, UniCredit, MPS and Intesa Sanpaolo S.p.A.

“Junior Banks” means, collectively, BNL, MPS and Carisbo.

“Senior Banks” means, collectively, UniCredit and BPER.

“Change in Ownership” must be considered to have occurred contractually is Manitex ceases to hold, directly or indirectly, a number of shares attributing a right to vote at PM’s ordinary shareholders’ meeting equal to 100% of its share capital and/or ceases to hold control over PM for any other reason whatsoever.

“Italian Civil Code” means Royal Decree no. 262 of March 1942, as subsequently amended and supplemented.

“Original Agreements” means each deed or agreement, along with any ancillary guarantee, schedule or document, existing as of the Execution Date between any Lender, on one side, and one of the Companies on the other side, setting forth the terms and conditions governing the lending, financial and/or security/guarantee relationship related to the Exposures and forming the subject matter of this Agreement, as amended by the Previous Restructuring Agreement.

“Senior Loan Agreement” means the agreement pursuant to which the Senior Loan was granted.

“Put and Call Options Agreement” has the meaning set forth in Recital (H).

“Intercreditor Agreement” means the agreement to be entered into on even date herewith among the Lenders and the Agent in relation to this Agreement.

“Consolidated Receivables” means the unsecured receivables owed to the Lenders by PM, already consolidated under the Previous Restructuring Agreement, for total principal amount as of the Date of Reference of Euro 10,533,105.00, indicated and allocated, with reference to each Lender, in Schedule 3 (MLT Receivables).

“MLT Receivables” means, collectively, the Senior Receivables, the New BNL Consolidated Sum and the New Consolidated Sum, with the exclusion, merely for the sake of clarity, of the BPER Subordinated Receivables.

“Senior Receivables” means the receivables owed to BPER and UniCredit by PM deriving from the Senior PM Loan (other than the BPER Subordinated Receviables), as from time to time amended, equal to, as of the Date of Reference, a total principal amount of Euro 11,701,233.00, indicated and allocated, with reference to each Lender, in Schedule 3 (MLT Receivables).

“BPER Subordinated Receivables” means a portion of the receivables owed to BPER by PM under the PM Senior Loan equal to, as of the Execution Date, a total principal amount of Euro 5,000,000, governed by the provisions of Article 4 below (BPER Subordinated Receivables) and the Put and Call Options Agreement (as from time to time amended).

“Date of Effect” means the date on which the Agent notified the fulfillment or waiver, in whole or in part, of the conditions precedent provided under Article 13 (Conditions Precedent).

“Payment Date” means (i) in relation to the Self-Liquidating Credit Lines and to the Signatory Credit Lines, the payment due date of each drawdown, or 31 March, 30 June, 30 September and 31 December of each calendar year depending upon the techincal form of the credit line and the operating procedures of Lender; (ii) in relation to the Financial Credit Lines, the 1st of March of each calendar year; (iii) in relation to the New Consolidated Sum, the 31st December of each calendar year; and (iv) in relation to the Senior Receivables, the 31st of December of each calendar year, with the exception of the Payment Date of Tranche B which will fall on 31 March 2026.

It is in any case agreed that if the credit lines governed by this Agreement fall under the scope of application of article 120, second paragraph, letter b) of the TUB and articles 3, third paragraph, and 4 of CICR resolution of 3 August 2016, on the basis of the relevant Lender’s determination, the interest accrued on such credit lines must be paid on the 1 March immediately following the expiry of each Interest Period.

“Date of Reference” means 30 September 2017.

“Execution Date” means the date of execution of this Agreement by all the Parties.

“Data of Assesment” means (i) each date that falls 30 (thirty) days after the approval of the half yearly financial report of each Company and not after the 10th of October immediately following the end of the relevant half year; and (ii) each date that falls 30 (thirty) days after the approval of the financial statements of each Company and not after (A) the 10th of May immediately following the end of the relevant year or (B) the 10th of July immediately following the end of the relevant year in the event that the respective Company has availed itself of the right provided under the second paragraph of article 2364 of the Italian Civil Code.

“Verification Date” has the meaning provided under Paragraph 10.4.

“Overdue Debts of Third Parties” has the meaning ascribed to such term in Paragraph 7.3.1.

“Distributions” means:

(a)	the dividends or other distributions (in cash or in kind) of share capital and/or reserves and/or repayments of shareholders’ loans made by the Companies in any form whatsoever;

(b)	compensation for executives and directors who are Related Parties of the shareholders of the Companies and any payment to the Related Parties of the Companies’ shareholders.

“Permitted Distributions” means:

(a)	the dividends or other distributions (in cash or in kind) of share capital and/or reserves and/or repayments of shareholders’ loans made by O&S;

(b)	compensation paid for executives and directors who are Related Parties of the shareholders of the Compannies on the condition that such compensation honors the provisions of Paragraph 12.26 below.

“Financial Documentation” means:

(a)	the Original Agreements;

(b)	this Agreement;

(c)	each related deed establishing guarantees/security interests; and

(d)	any document identified in writing as a Financial Document and entered into collectively by the Companies and by all or some of the Lenders, as the case may be.

“EBITDA”: means, with reference to the financial statements or the half yearly financial report of PM, the algebraic sum of the following items of the income statement:

A)	Before tax results

B)	Interest paid

C)	Interest received

D)	Portion of results of shareholdings in affiliated enterprises and jointly controlled enterprises, appraised using the net equity method

E)	Non-recurring proceeds (costs)

F)	EBIT = Operating Results = A + B – C +/– D +/– E

G)	Depreciations/Appreciations

H)	Amortizations

I)	EBITDA = Gross Operating Results = F +/– G + H

“Excess Liquidity”: means, with reference to the financial statements approved by PM with reference to 31 December of each year, the net cash flow calculated as follows:

A)	EBITDA

B)	Taxes

C)	Change in Net Working Capital

D)	Investments

E)	Divestments

F)	Interest paid (Interest earned) in cash

G)	Repayment of the principal portion of debt

H)	Repayment of shareholders’ loans, with the exception of the repayment of the O&S Shareholders’ Loan

I)	Dividends and distributions received

J)	Non-recurring proceeds and costs

K)	Change in TFR fund and risks funds

Excess Liquidity = A – B +/– C – D + and – F – G + H + the +/– J +/– K

For purposes of this definition, Excess Liquidity shall not take into account any early collections related to long-term commissions for a value exceeding Euro 5,000,000.00, which shall be calculated in the years in which the commission is performed in proportion to the portion actually completed. Consequently, and for the sake of greater clarity, the Excess Liquidity of the following year shall be adjusted in the opposite direction (or in other words not taking into account the accounting reduction in the advances over the course of the year once the commission acquired in the preceding year is completed).

Excess Liquidity shall be considered net of Euro 1,500,000 with reference to each year.

“Exess Available Liquidity” means an amount equal to: (i) 80% of the Excess Liquidity in the event that the Net Financial Debt/Ebitda Ratio is greater than or equal to 7; (ii) 70% of the Excess Liquidity in the event that the Net Financial Debt /Ebitda Ratio falls within the range of between (and including) 5.5 and 7 (but excluding such figure); (iii) 60% of the Excess Liquidity in the event that the Net Financial Debt/Ebitda Ratio falls within the range of between (and including) 4 and 5.5 (but excluding such figure); and (iv) 50% of the Excess Liquidity in the event that the Net Financial Debt/Ebitda Ratio is lower than 4.

“Material Adverse Effect” means any effect, event or circumstance that:

(a)	prejudices the Companies’ capacity to fulfill in a timely manner their repayment and/or payment obligations under the Financial Documentation the moment in which they fall due; or

(b)	has a material adverse effect on the legal, asset, income or financial situation of the Companies; or

(c)	prejudices the validity, legitimacy, enforceability or effectiveness of the Financial Documentation; or

(d)	prejudices the validity, legitimacy, effectiveness or enforceabiity against third parties of the guarantees/security interests granted as guarantees securing the Exposures; or

(e)	has a material adverse effect on the implementation of what is envisaged under the Recovery Plan.

“Expert” has the meaning ascribed to such term in Recital (G).

“Self-Liquidating Exposure” has the meaning set forth in Recital (F).

“Uncollateralized Exposure” has the meaning set forth in Recital (F).

“Exposures” means the Companies’ overall exposures in relation to (i) the MLT Receivables; and (ii) the BT Credit Lines.

“Event” means a Potential Event and/or a Termination Event.

“Potential Event” means any event that on the basis of current information could give rise to (with the passage of time, the mailing of a notice, the determination of the seriousness related to the breach of any obligation provided under the relevant agreement, subject to the limits provided hereunder, or a combination of the same) a Termination Event.

“Termination Event” means any of the events indicated in Article 14 (Express termination clause, Termination due to breach and Conditions subsequent).

“Manitex Uncollateralized Loan” has the meaning provided under Recital (F).

“Senior Loan” means the pool loan in the original amount of Euro 76,500,000.00 granted to PM, O&S and Pilosio S.p.A. on 30 January 2009 by the Senior Banks, as amended from time to time.

“PM Senior Loan” means the portion of the Senior Loan originally granted to PM, the remaining principal balance of which is, as of the Execution Date, Euro 11,701,233.00.

“Manitex Shareholders’ Loans” means, collectively, the First Manitex Shareholders’ Loan, the Second Manitex Shareholders’ Loan and the Manitex Uncollateralized Loan.

“O&S Shareholders’ Loan” means, until the Merger is perfected, the Shareholders’ Loan disbursed by PM to O&S, for a total amount of Euro 1,500,000.00, in the context of the Previous Restructuring Agreement, the repayment of which is conditioned upon the full payment of the sum due to the Lenders.

“Qualified Lender” means a financial institution that is:

(a)

a bank or other authorized entity resident for tax purposes in Italy, which is qualified as a “bank authorized in Italy” within the meaning set forth in art. 1, paragraph 2, letter (d) of Legislative Decree no. 385 of 1 September 1993 that does not operate through a permanent organization located abroad;

(b)

a permanent establishment in Italy of a bank or other entity authorized in a member state of the European Union to engage in banking activities for which any payment received in connection with the exposures deriving from this Agreement is qualifiable as business income within the meaning set forth in articles 151 and 152, paragraph 1, of Presidential Decree no. 917 of 22 December 1986;

(c)

a bank or other authorized entity not resident in Italy for tax purposes that is entitled, pursuant to the provisions of a treaty against double taxation entered into by Italy, to receive payments of interest from a person/entity resident in Italy without a tax withholding;

(d)	a company for the securitization of receivables within the meaning set forth in law no. 130 of 30 April 1999, as subsequently amended and supplemented; or

(e)

a mutual fund (organismo di investimento collettivo del risparmio) within the meaning set forth in article 1, paragraph 1, lett. k) of the TUF, that disburses credit or invests in receivables using its own assets in accordance with arts. 46-bis et seq. of the TUF, or a similar entity.

“Merger” has the meaning set forth in Recital (E).

“Business Day” means any day (other than a Saturday or Sunday) on which banks are open to the public for ordinary business in Milan and Modena.

“Manitex’s Commitment” has the meaning set forth in Recital (I).

“Debt Taken Over” means the debt taken over by PM in accordance with the Previous Restructuring Agreement, for a total amount of Euro 2,492,329.00 indicated, with reference to each Lender, in Schedule 3 (MLT Receivables).

“Financial Debt” means the algebraic sum of the following items entered in the balance sheet of the financial statements or the half yearly financial statements forming part of the half yearly financial report:

(a)	bonds excluding those the payment of which (with regard to principal, interest and ancillary costs) is conditioned upon the prior full payment of all sums due to the Lenders;

(b)	convertible bonds;

(c)	debts owed to banks including by way of example, the Ri.Ba. (bank advances on invoices);

(d)

debts owed to other lenders, including by way of example, in addition to the debts owed to companies that are directly or indirectly controlled, (i) the principal portion of the financial leasing payments/installments not yet paid and (ii) any increase after the Execution Date in the net sums obtained through pro-solvendo factoring transactions;

(e)	other transactions (including forward purchases/sales) that have the same effect as a financial debt under the Acounting Standards; and

(f)

indemnity or repayment obligationsn related to any type of guarrantee, bank guarantee, letter of credit or other simialrinstrument issued by a bank or financial intermediary, due following the enforcement of the relevantt indemnity, guarantee, bank guarantee, letter of credit or other similar instrument.

“Permitted Financial Debt” means:

(a)	the Financial Debt under the Financial Documentation;

(b)	the Financial Debt permitted under this Restructuring Agreement;

(c)

the O&S Shareholders’ Loan and the Shareholders’ Loans the payments of which (for principal, interest and ancillary costs) are conditioned upon the prior full payment of all sums due to the Lenders (including, inter alia, the Manitex Shareholders’ Loans);

(d)

the outstanding Financial Debt vis-à-vis Banca IFIS S.p.A. on the Date of Reference as pro solevendo factoring for an overall amount equal to Euro 3,325,000 (or the Financial Debt replacing such line, up to an amount equal to Euro 3,325,000);

(e)

the Financial Debt that may be assumed by PM following the execution of short-term credit lines (including the pro-solvendo factoring credit lines) other than the BT Credit Line and the outstanding Financial Debt vis-à-vis Banca IFIS S.p.A. indicated under letter (d) above, up to a maximum total amount, for the entire term of the Plan, of Euro 1,675,000.00 (un million six hundred seventy five thousand /00), to be used excluvely in the form of self-liquidating credit lines (or pro solvendo factoring) and provided that the legal representative of the Companies attesting in writing that the necessity of further credit lines is not arising from the granting of extensions/reschedulings for a period exceeding the relevant time-periods provided pursuant to the Plan and the terms generally applied but is aimed at supporting the growth of the turnover.

(f)

debts for recourse and/or indemnity deriving from the enforcement of guarantees, letters of credit or other siilar instruments issued by a bank or other lender in the Companies’ interest under this Agreement;

(g)	the Financial Debt contracted by the Companies for the repayment of sums due to the Lenders under this Agreement;

(h)	starting from the perfection of the Merger, the Financial Debt currently owed by Air Service to BPER under the credit line in the principal amount of Euro 220,000.00;

(i)

the Financial Debt not falling under paragraphs (a) through (g) aboe, that is contracted by the Companies starting on 30 June 2021 in order to replace the BT Credit Lines with credit lines in the same amount and having the same characteristics

“Net Financial Debt” means, with reference to the financial statements and the half yearly financial report of PM, the amount equal to the sum of the amounts corresponding to the following items:

(a)	Financial Debt net of the BPER Subordinated Receivables;

(b)

financial receivables that are due and payable, provided that they are not subject to Encumbrances and available liquidity (bank and postal deposits, checks, cash and valuables) and assets deriving from financial instruments and derivative instruments, provided they are not subject to Encumbrances; and

(c)	any financial receivable owed to PM by other companies directly or indirectly controlled by PM.

“Deferred Interest Conolidated Loan” means the interest accrued on the Consolidated Receivables until the date of entry into effect of the Previous Restructuring Agreement, for a total amount of Euro 357,988.00 indicated, with reference to each Lender, in Schedule 3 (MLT Receivables).

“Senior Loan Mortgage” means the first ranking mortgage established on 30 January 2009 by PM in favor of the Senior Banks on the building owned by the same and located at Via Modenese, 4985, San Cesario sul Panaro (Modena), securing, inter alia, the Companies’ obligations arising under the Senior Loan.

“Lenders” has the meaning ascribed to such term in the heading above.

“Bankruptcy Law” means Royal Decree no. 267 of 16 March 1942, as subsequently amended and supplemented.

“Laws” means all primary and secondary provisions of law, court orders, decrees, municipal statutes, judgments, awards, judicial, arbitral, administrative, ministerial or regulatory rulings or any other binding provision or provision applicable to the person/entity against whom such term is used; and “Law” means any of the foregoing.

“Linee BT” means, collectively, the Self-Liquidating Credit Lines, the Financial Credit Lines and the Signatory Credit Lines.

“Self-Liquidating Credit Lines” means the short-term credit lines usable by the Companies in the technical form of discounts on receivables subject to paymente or advance on invoices (Italy or abroad) subject to the limits of the credit line indicated, with refernece to each Company and each Lender, in Schedule 5.1.2 (Self-Liquidating Credit Lines).

“Financial Credit Lines” means the short-term credit lines usable by the Companies in the form of an overdraft facility subject to the limits of the credit line indicated, with reference to each Company and to each Lender, in Schedule 5.2.2 (Financial Credit Lines).

“Signatory Credit Lines” means the short-term signatory credit lines usable by the Companies subject to the limits of the credit line indicated, with reference to each Company and each Lender, in Schedule 5.3.2 (Signatory Credit Lines), including the New Signatory Credit Lines.

“BNL Signatory Credit Lines” has the meaning set forth in Paragraph 5.3.1.

“Majority of the Lenders” means the majority of the Lenders equal to 66.67% of the Exposures outstanding as of the date on which the calculation of the Majority of the Lenders is requested (it being agreed, to the extent necessary, that the BPER Subordinated Receivables shall not be taken into account for the calculation of the Majority of the Lenders).

“BT Credit Lines Majority of the Lenders” means the majority of the Lenders equal to 66.67% of the credit lines outstanding with reference to the BT Credeit Lines as of the date on which the calculation of the BT Credit Lines Majority of the Lenders is requested.

“Mandato” has the meaning set forth in Paragraph 8.1.

“Manitex” has the meaning set forth in Recital (E).

“New Signatory Credit Lines” means the short-term signatory credit lines granted by the Junior Banks in the context of the Previous Restructuring Agreement in the total amount of Euro 2,000,000.

“New Consolidated Sum” has the meaning set forth in Paragraph 3.2.1.

“New BNL Consolidated Sum” has the meaning set forth in Paragraph 3.3.1.

“Net Interest Paid”: means the algebraic sum between:

A) interest paid (including the interest paid on subordinated loans, leasing agreements, debenture loans);

B) interest earned.

D) Net Interest Paid = A - B

For purposes of the calculation of the Net Interest Paid, the expenses and bank fees (which will therefore be excluded from the calculation of EBITDA) will be included.

“Financial Parameters” means the Financial Parameters referred to in Article 10 (Financial Parameters) of this Agreement.

“Related Parties” has the meaning set forth in Consob Regulation 17221 of 12 March 2010.

“Net Equity” means, with reference to the financial statements and the half yearly financial report of each Company, the sum of: share capital, share premium reserves, legal reserves, treasury share reserves, statutory reserves and other reserves (with the exclusion of the appreciation reserves), BPER Subordinated Receivables, non-interest-bearing Shareholders’ Loans subordinated to the repayment of the Exposures (including the Manitex Shareholders’ Loans) plus/minus profits/losses fo the year and profits/losses carried forwarrd, minus treasury shares, minus receivables owed by shareholders for capital that was subscribed by not paid, minus dividends approved by resolution.

“Pledge on PM Shares” means the pledge granted on 30 January 2009 by PM’s shareholders in favor of the Senior Banks on all of PM’s shares, subequently supplemented and amended on 16 March 2011 and 15 January 2015, as security, inter alia, for the Companies’ obligations arising under the Senior Loan.

“Interest Period” means the period of calculation of interest (i) in relation to the Self-Liquidating Credit Lines and the Signatory Credit Lines (a) having a term equal to the term of each drawdown, or in other words (b) having a term of 3 months expiring on 31 March, 30 June, 30 September and 31 December of each calendar year, depending on the technical form of the credit line and the operating procedures of each Lender; (ii) in relation to the Financial Credit Lines, having a term of 12 months expiring on the 31st of December of each calendar year; and (iii) in relation to the MLT Receivables, having a term of 12 months expiring on the 31st of December of each calendar year (it being agreed with reference to Tranche B that the first Interest Period shall start on 1 April 2022 and the last Interest Period shall expire on 31 March 2026).

It is in any case agreed that if the credit lines call under the scope of application of article 120, second paragraph, letter b) of the TUB and articles 3, third paragraph, and 4 of CICR resolution of 3 August 2016, on the basis of the determination of the Lender in question, the Interest Period shall have an annual term, coinciding with the calendar year.

“Recovery Plan” has the meaning set forth in Recital (D).

“Previous Recovery Plans” has the meaning set forth in Recital (B).

“First Manitex Shareholders’ Loan” has the meaning set forth in Recital (E).

“Accounting Standards” means the Accounting Standards issued by the International Accounting Standards Board (I.A.S.B.), applied in line with the Companies’ past practice and, in any case, correctly. It is expressly agreed that, for the sole purpose of calculating the Financial Parameters, the Accounting Standards in force as of 31 December 2017 shall apply (and shall continue to apply).

“Insolvency Proceedings” means any of the Insolvency Proceedings provided under Italian law (including bankruptcy, composition with creditors (also in accordance with article 161, sixth paragraph, of the Bankruptcy Law), choate administrative liquidation and extraordinary administration of large enterprises in financial difficulty), any proceedings envisaged under foreign laws and having purposes and/or effects similar to insolvency proceedings provided under Italian law.

“Second Manitex Shareholders’ Loan” has the meaning set forth in Recital (E).

“Auditing Firm” means Deloitte and Touche S.p.A. or other primary auditing firm registered with the special register kept by Consob referred to in art. 161 TUF or referred to in the regulations that may be issued by the Ministry of the Economy and Finance pursuant to the provisions of Legislative Decree no. 39 of 27 January 2010, that the Companies may appoint to replace such firm.

“Applicable Rate” means:

(a)

the Euribor percentage rage having a term equal to the term provided for each drawdown or 3 (three) months depending upon the method used by each Lender with reference to the Self-Liquidating Credit Lines and the Signatory Credit Lines, divided by 360 set by the Banking Federation of the European Union for the period of reference and indicated on the page REUTER ATIA 01 determined 5 Business Days prior to the start date of the relevant Interest Period. If such page were replaced or ceased to be available or the rate were not available on the same, the Agent will be entitled to indicate, after consulting with the Lenders, another page or service capable of indicating the relevant rate; or

(b)

if it is not possible to determine the rate referred to in letter (a) above in relation to an Interest Period, the arithmetic average (rounded up to the higher fourth decimal) of the rates provided to the Agent, at the latter’s request, and offered in Euro for the number of months corresponding to each Interest Period by the Banks of Reference to primary banks in the context of the European interbank market, determined approximately at 11:00 CET of the 5th Business Day prior to the start of the related Interest Period.

If the rate referred to in point (b) is not available, the Agent shall notify such circumstance to the Companies and the Agent and the Companies shall commence negotiations in good faith for a period not to exceed 2 Business Days aimed at the achievement of an agreement on the criteriafor the determination of an alternative reference rate. If such agreement were not reached within the above-mentioned 2 Business Days, the Applicable Rate will be equal to the average of the annual percentage rate applicable to each Lender for the procurement of the funds for the amount equal to the Exposure of the relevant Lender. It is in any case agreed that if the Euribor rate as determined above were lower than zero, the same will be considered, for purposes of this Agreement, equal to zero.

“Tranche A” means, collectively (i) the Senior Receivables owed to UniCredit by PM and (ii) a portion of the Senior Receivables owed to BPER by PM, in the total amount of Euro 8,699,404.00, indicated and allocated, with reference to each Lender, in Schedule 3 (MLT Receivables) and governed under Paragraphs 3.1.1 and 3.1.2 below.

“Tranche B” means a portion of the Senior Receivables owed to BPER by PM, in the total amount of Euro 3,001,829.00, governed by Paragraphs 3.1.3 and 3.1.4 below.

“TUB” or “Testo Unico Bancario” (Consolidated Banking Act) means Legislative Decree no. 385 of 1 September, as subsequently amended and supplemented.

“TUF” or “Testo Unico della Finanza” (Consolidated Finance Act) means Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented.

“Encumbrances” means:

(a)

in relation to the real estate properties, any mortgage, lien, seizure, attachment, confiscation, other encumbrance or charge or anything else that gives rise to transcriptions or registrations on the Companies’ real estate properties;

(b)

in relation to shareholdings, any right of pledge, usufruct, pre-emption, option rights (excluding the option rights granted by law to existing shareholders), seizure, confiscation, other encumbrance or restriction and/or limitation on the circulation and/or transfer of shareholdings;

(c)

in relation to cash sums or investments in financial instruments (as described in art. 1, paragraph 2, of Legislative Decree no. 58 of 24 February 1998), any right of pledge (even in the form of an irregular pledge within the meaning set forth in art. 1851 of the Italian Civil Code), seizure, attachment, confiscation, escrow account or guarantee, including a revolving guarantee of receivables;

(d)	in relation to receivables, any seizure, confiscation, other encumbrance or assignment of the same by way of security;

(e)	in relation to the other movable assets, any right of pledge, lien, seizure, attachment, confiscation, enforcement or other encumbrance having similar effects.

“Permitted Encumbrances” means:

(a)	any Encumbrance existing as of the Execution Date, as indicated in Schedule 1.2 (Encumbrances as of the Execution Date);

(b)	the Mortgage Senior Loan;

(c)	the Pledge over PM Shares;

(d)	any Encumbrance established in accordance with this Restructuring Agreement; and

(e)	any Encumbrance deriving automatically from provisions of law, excluding the Encumbrances deriving from any breach of provisions of law and/or any omission by the Companies.

1.3	Interpretation

(a)	The recitals and schedules hereto constitue an integral and substantive part of this Agreement.

(b)	Terms defined in the plural shall be deemed defined also in the singular, and vice-versa.

(c)	Any reference contained in this Agreement to a given gender (male or female) shall include, as a rule, all genders.

(d)

The presence of a table of contents, the subdivision of the Agreement into articles, paragraphs, subparagraphs or anything else and the inclusion of headings is solely for ease of reference and, therefore, they must not be taken into account for purposes of the interpretation of this Agreement.

(e)	Unless otherwise indicated, references to Recitals, Articles, Paragraphs and Schedules shall be interpreted as references to the recitals, articles, paragraphs and schedules of this Agreement.

(f)

The expressions “undertakes to ensure that …”, “shall ensure that …” and the like used in this Agreement, as well as references to agreements to be executed and legal acts and contracts to be carried out/concluded by a party other than that who undertakes the relevant obligation, shall entail a promise concernignthe obligation of a third party act, pursuant to and for purposes of article 1381 of the Italian Civil Code.

(g)

Unless otherwise specified, the terms “control”, “controlling company/parent company” and “controlled company/subsidiary” indicate the control relationships referred to in article 2359, paragraph 1, nos. 1 and 2, and paragraph 2, of the Italian Civil Code.

(h)	References to a person/party include references to his/her/its successors and assigns.

(i)	References to a document included as part of the Financial Documentation or to another document shall be deemed to be to such document as amended from time to time.

(j)

Unless otherwise provided, reference to periods of one month or more than one month are to be deemed to the period starting on a day of the calendar month and ending on the numerically corresponding day of the following calendar month or other month of expiry, it being agreed that:

(i)

if the numerically corresponding day is not a Business Day, the period shall end on the first immediately following Business Day or, if such Business Day falls in the following month, the immediately preceding Business Day;

(ii)	If there is no numerically corresponding day in the month of expiry, the period shall end on the last Business Day of the month of expiry; and

(iii)	notwithstanding the provisions of point (i) above, a period that begins on the last Business Day of a month shall end on the last Business Day of the following month or of the month of expiry.

(k)	Any use of the term “including” will be interpreted as if it were followed by the expression “without any limitation”.

2.	COORDINATION PROVISIONS

2.1

Provisions for coordination with the Previous Restructuring Agreement. The Parties agree that, starting on the Date of Effect, the Exposures of the Lenders owed by the Companies, already forming the subject matter of the Previous Restructuring Agreement, will be governed by the provisions of this Agreement, which therefore supersede and replace, without any novative effect, the provisions of the Previous Restructuring Agreement, without prejudice to the guarantees granted, confirmed and/or extended under the Previous Restructuring Agreement. In the event of discrepancy between the provisions of the Previous Restructuring Agreement and the provisions hereof, the latter provisions shall prevail.

2.2

Provisions for coordination with the Merger. The Parties agree that following the perfection of the Merger and without prejudice to applicable provisions of law, all references to PM, to O&S or to the Companies set forth in this Agreement shall be deemed to refer - mutatis mutandis - to PM as the surviving company following the Merger.

3.	MLT RECEIVABLES

The provisions governing the MLT Receivables shall be amended in accordance with the provisions of this Agreement, without giving rise to any novative effect in accordance with the express will of the Parties, it being agreed that each respective Original Agreement shall continue to apply to the extent not incompatible with the provisions of this Agreement. The Companies undertake to enter into and execute all deeds, agreements, documents and to take all actions which, as a result of the amendments provided under this Agreement, may become necessary, in the Lenders’ reasonable opinion, in order to confirm the maintenance of the validity and enforceability of the guarantees granted in relation to the MLT Receivables, that are deemed in such context confirmed in their original terms, except as provided under this Agreement. More specifically, the Companies undertake to execute, by and no later than 30 Business Days from the Date of Effect and by means of an act which complies, in form and substance, with the form attached sub Schedule 3 (Reschedulin Deed), a rescheduling deed in notarial form aimed at alowing for annotations (annotazioni) – if permitted by the competent property register (conservatoria) – in relation to the Senior Loan Mortgage.

3.1	Senior Receivables

3.1.1

Repayment Tranche A. Except as provided under Article 7 (Early Repayments) below, the repayment of principal of the Tranche A Senior Receivables shall be made by PM on an annual basis, starting from the Payment Date falling on 31 December 2019, in accordance with the amortization plan indicated – with reference to each Senior Bank —in Schedule 3.1.1 (Senior Receivables Amortization Plan), it being agreed that the full repayment of Tranche A of the Senior Receivables shall be made by PM by and no later than 31 December 2025.

3.1.2

Interest Tranche A. Starting from the Date of Effect, interest will accrue at a fixed rate equal to 350 basis points per annum on Tranche A of the Senior Receivables. Such interest shall be due and payable and, therefore, will have to be paid, in arrears, at the expiry of each Interest Period in which they accrued.

3.1.3

Repayment Tranche B. Except as provided under Article 7 (Early Repayments), the repayment of principal of Tranche B of the Senior Receivables shall be made by PM in full in a single payment by and no later than 31 March 2026, as indicated in Schedule 3.1.1 (Senior Receivables Amortization Plan).

3.1.4

Interest Tranche B. Starting from the Date of Effect and until (and including) 31 March 2022, interest shall not accrue on Tranche B of the Senior Receivables. Starting on 1 April 2022, interest at a fixed rate of 350 basis points per annum shall accrue on Tranche B of the Senior Receivables. Such interest shall be due and payable and, therefore, will have to be paid, in arrears at the expiry of each Interest Period in which they accrued.

3.2	New Consolidated Sum

3.2.1

The Parties agree that the receivables owed to BPER, UniCredit and MPS deriving from the Consolidated Receivables and the Debt Taken Over, for a total amount of Euro 12,115,433.00, are consolidated and rescheduled at the terms and conditions set forth below (collectively, the “New Consolidated Sum”).

3.2.2

Repayment. Except as provided under Article 7 (Early Repayments) below, the repayment of principal of the New Consolidated Sum shall be made by PM on an annual basis, starting from the Payment Date falling on 31 December 2019, in accordance with the amortization plan set forth in Schedule 3.2.2 (New Consolidated Sum Amortization Plan), it being agreed that the full repayment of the New Consolidated Sum shall be made by PM by and no later than 31 December 2025.

3.2.3

Interest. Starting from the Date of Effect, interest at a fixed rate of 350 basis points per annum shall accrue on the New Consolidated Sum. Such interest shall be due and payable and therefore must be paid in arrears at the expiry of each Interest Period in which they accrued.

3.2.4	Deferred Interest on the Consolidated Sum. The Parties agree that the Deferred Interest on the Consolidated Sum shall be paid in full by and no later than 31 December 2018.

3.3	BNL Consolidated Receivables and BNL Debt Taken Over

3.3.1

The Parties agree that the receivables owed to BNL and deriving from the Consolidated Receivables and the Debt Taken Over, for a total amount of Euro 910,000.00 (nine hundred ten thousand), are consolidated and rescheuled at the terms and conditions set forth below (collectively, the “New BNL Consolidated Sum”).

3.3.2

Repayment. Except as provided under Article 7 (Early Repayments) below, the repayment of principal of 50% of the New BNL Consolidated Sum shall be made by PM -using the sums made available by Manitex in accordance with Manitex’s Commitment—by and no later than 31 December 2018. Subject to the payment of 50% of the New BNL Consolidated Sum and the fully reimboursement on the payment due dates provided under this Agreement of the Self-Liquidating Credit Lines existing at BNL, Financial Credit Lines existing at BNL and the BNL Signatorty Credit Lines cancellation of the securities which have been granted) (the “BNL BT Lines Repayment”), BNL irrevocably waives, with such waiver to apply now and in the future, the remainder of the New BNL Consolidated Sum, with the consequent release of the Company from any obligation under (or related to) the remaining New BNL Consolidated Sum. With regard to the BNL BT Lines Repayment, PM acknowledge that if, for any reason the sums of the Manitex’s Commitment will not be sufficient to met the fully BNL BT Lines Repayment on the related payment due date, Manitex has undertook, both then and now and in addition to the Manitex’s commitment, to ensure that the Companies can fully carry out the BNL BT Lines Repayment on the relevant payment due date.

3.3.3

Interest. Starting from the Date of Effect, interest shall accrue on the New BNL Consolidated Sum at the fixed rate of 350 basis points per annum. Such interest shall be due and payable, and therefore must be paid, on 31 December 2018.

4.	BPER SUBORDINATED RECEIVABLES

4.1

Subject to the fulfillment of the Conditions Precedent provided under Article 13 (Conditions Precedent) BPER undertakes, (i) also in the context of eventual Insolvency Proceedings involving PM, not to demand and/or accept the payment of the BPER Subordinated Receivables except following the full repayment of any and all existing or future bank financial receivables owed by PM; and (ii) to waive the BPER Subordinated Receivables up to an amount equal to Euro 4,999,000 any time PM may incur losses (and for an amount corresponding to the loss, up to the amount of Euro 4,999,000). In any case, the nominal amount of the BPER Subordinated Receivables may never be, for any reason and under any circumstances whatsoever, lower than Euro 1,000.00 (one thousand/00). The waiver shall apply at the ratio of one Euro of BPER Subordinated Receivables for each Euro of loss. The BPER Subordinated Receivables shall be governed, as regards their possible transfer to Manitex, by the Put and Call Options Agreement (as amended by the Agreement Amending the Put and Call Options Agreement).

4.2	The Parties agree that interest shall not continue to accrue on the BPER Subordinated Receivables.

5.	BT CREDIT LINES

5.1	Self-Liquidating Credit Lines

5.1.1

The terms and conditions governing the Self-Liquidating Credit Lines shall be amended in accordance with the provisions of this Agreement, without however giving rise to novative effect by the Parties’ express will, it being agreed that the provisions of each respective Original Agreement shall continue to apply to the extent not incompatible with the provisions of this Agreement.

5.1.2

The Lenders undertake to ensure to the Companies - in accordance with the Recovery Plan – that the Self-Liquidating Credit Lines are maintained in force, in the total amount of Euro 20,947,000.00 (indicated and allocated, with reference to each Lender and each Company, in Schedule 5.1.2 (Self-Liquidating Credit Lines)), at the terms and conditions provided under this Agreement and under each Original Agreement to the extent that the latter is not incompatible with the provisions hereof. For purposes of the foregoing, the Parties agree that, starting from the Date of Effect, the sums available under the the Signatory Credit Lines granted by MPS existing as of the Execution Date shall be reduced by a total amount of Euro 700,000.00 (seven hundred thousand/00) and, consequently, a corresponding credit line shall be made available to the Companies to be used as a Self-liquidating Credit Line, on the basis of the provisions of this Paragraph 5.1. The Parties agree that the above-mentioned increase in the sums made available under the Self-Liquidating Credit Lines by MPS may take place solely at the moment in which the drawdowns/withdrawals existing under the Signatory Credit Lines are lower than Euro 872,157.00 (eight hundred seventy two thousand one hundred fifty seven/00). It is agreed that, starting from the perfection of the Merger, the Self-Liquidating Credit Lines - for the amounts indicated above and in accordance with the conditions provided under this Agreement – shall be considered granted in their entirety to PM as surviving company following the Merger.

5.1.3

The Self-Liquidating Credit Lines are in place until 31 December 2018 and - with the exception of Self-Liquidating Credit Lines existing at BNL which shall be made available until 31 December 2018 but will not be subject to further renewal – shall be tacitly renewed on a year-to-year basis for the same amounts until 31 December 2021, unless as of the date of any renewal a Termination Event and/or a Potential Event exists (provided that with reference to the Potential Event that has occurred, the same is deemed as such by the Majority of the BT Credit Lines Lenders). It is agreed and understood that, if no Event is existing, the Companies shall be entitled to request an advance on receivables and/or invoices even if the payment due date of the above-mentioned receivables and/or invoices is later than 31 December, it being agreed that the Companies may not, in any case, request an advance on receivables and/or invoices falling due after 31 December 2021 (or, with reference to the Self-Liquidating Credit Lines existing at BNL, after 31 December 2018).

5.1.4

The Self-Liquidating Credit Lines may be used freely/promiscuously (with the exception of UniCredit, for which the sublimits set forth in forth in Schedule 5.1.2 (Self-Liquidating Credit Lines) shall apply) in the methods of discounting receivables subject to payment or advances on invoices (Italy or abroad) with the Companies’ commitment (i) where permitted by the contractual relationship giving rise to such receivable, to assign, at the relevant Lender’s request, the receivable subject to advance and the right on the part of the relevant Lender to provide notice bearing a date certain at law, of the assignment or to obtain the assigned debtor’s acceptance bearing a date certain at law; (ii) to channel the above-mentioned instruments and/or flows to the Lender which made the advance, providing together with the requests for advances on receiables represented by invoices, if the receivable has not been assigned, a copy of the notice forwarded to the debtor/debtors with copy to the relevant Lender) in which the Company that owns the receivable to be advanced notifies that the domicile for the payment of such invoices must be the the Lender which granted the advance; and (iii) not to submit to the Lenders receivables having a payment due date exceeding 150 days with respect to the date of issuance of the invoice of the relevant instrument submitted (with the exception of the Self-Liquidating Credit Lines made available by BNL, in relation to which receivables having a payment due date exceeding 120 days may not be presented), and in any case with a payment due date falling after 31 December 2021 (or, with reference to the Self-Liquidating Credit Lines in place at BNL, after 31 December 2018).

5.1.5

Each Lender (i) will be entitled to reject the trade receivables where such receivables do not meet, or the related documentation does not meet, the eligibility criteria applied by the relevant Lender (it being agreed that the impossibility of assigning the receivables provided under the underlying agreements shall not constitute a justified reason to reject the related trade receivable); and (ii) shall advance an amount equal to 100% of the trade receivable subject to advance.

5.1.6

Intercompany advances willl not be permitted using the Self-Liquidating Credit Lines, with the exception of the advances related to receivables and/or invoices owed by companies directly or indirectly controlled by PM (as represented in Schedule 5.1.6 (Subsidiaries)) subject to the limits of 20% of the Self-Liquidating Credit Lines granted by each Lender to each Company.

5.1.7

The Self-Liquidating Credit Lines must be used by the Companies in accordance with a principle of equal treatment of the Lenders granting them, also with reference to the impossibility of assigning receivables provided under the underlting agreements, taking into account the amount made available by each Lender and the term of the trade receivable subject to advance.

5.1.8	Interest.

(a)

Starting from the Date of Effect, interest shall continue accrue on the Self-Liquidating Credit Lines at an interest rate equal to (i) the Applicable Rate plus 175 basis points for drawdowns made subject to successful payment (salvo buon fine); and (ii) the Applicable Rate plus 200 basis points for drawdowns made as advances on invoices.

(b)

The interest accrued under the Previous Restructuring Agreement and not overdue as of (but excluding) the Date of Effect and the interest referred to in point (a) above, shall be due and payable, and therefore will have to be paid, in arrears, at the expiry of each Interest Period in which they accrued.

(c)	Any interest accrued on the Self-Liquidating Credit Lines under the Previous Restructuring Agreement overdue and not paid by the Companies within 10 (ten) days of the Date of Effect.

5.1.9	Non-renewal / Termination / Expiry

(i)

In the event of non-renewal by one or more Lenders of the relevant Self-liquidating Credit Line in accordance with Paragraph 5.1.3 above, such Lender shall inform the Companies and the Agent of the non-renewal, with at least 30 (thirty) days advance notice prior to the date of expiry of its credit line and the Agent shall call the other Lenders having exposures under the Self-Liquidating Credit Lines within 3 (three) Business Days of the receipt of notice of the non-renewal such that they may decide, through a decision made by the Majority of the BT Credit Lines Lenders, whether to avail themselves of the right not to renew the BT Credit Lines in favor of the Companies (with at least 10 Business Days advance notice).

(ii)

If non-payments, in whole or in part, should occur with respect to one or more of the trade receivables subject to discount and/or pertaining to invoices subject to advaance in the context of the drawdown/use of the Self-Liquidating Credit Lines, the related debtor Company shall reimburse to the relevant Lender the related amount within a maximum term of 20 (twenty) Business Days from the written notice of non-payment received from the relevant (the “Self-Liquidating Credit Lines Term”). Each Lender remains in any case entitled to agree that the unpaid trade receivable be replaced with another trade receivable deemed suitable by the relevant Lender or to enter into a different written agreement with the borrower Company. Provided that the amount of the unpaid receivable is greater than 10% of the drawdowns of the Self-Liquidating Credit Lines in place at the Lender that received the unpaid receivable/receivables, the latter will be entitled to terminate the contratual relationship related to the Self-Liquidating Credit Lines if, within the Self-Liquidating Credit Lines Term, the borrower Company has not repaid the related amount including costs and expenses or replaced the unpaid trade receivable as an alternative to the repayment as described above, unless otherwise agreed in writing between the relevant Company and the relevant Lender. In such circumstance, the Lender in question will also be entitled, upon providing disclosure to the borrower Company and the Agent, to suspend the drawdown/use of the Self-Liquidating Credit Lines granted and shall promptly inform the Agent, if it should make such decision, of the termination of the contractual relationship related to its Self-liquidating Credit Line and the Agent shall call the other Lenders having exposures under the BT Credit Line within 2 (two) Business Days of the receipt of the notice from the Lender in question such that they may decide, through a decision by the Majority of the BT Credit Line Lenders (for which majority, for purposes of this Paragraph, the Lender that exercised its right to terminate the relationship shall not be counted), whether to exercise the right to declare the BT Credit Lines terminated against the Companies pursuant to article 1454 of the Italian Civil Code (and in any case following a formal demand allowing for a grace period of at least 10 Business Days), it being agreed that the availability of the BT Credit Lines, in each Lender’s discretion, may be blocked pending the above-mentioned term of 2 (two) Business Days, without any need to provide further notifications to the Company.

(iii)

In the event of non-renewal or termination of the Self-Liquidating Credit Lines in the situations envisaged under this Paragraph 5.1.9 and, in any case, in the event that the final expiry of 31 December 2021 is reached, the full repayment of the Self-Liquidating Credit Lines must be in any case made by the Companies by and no later than 30 (thirty) days from th non-renewal or termiantion or the expiry of the Self-Liquidating Credit Lines.

(iv)

It is agreed that the Self-Liquidating Credit Lines in place at BNL shall remain in force until 31 December 2018, without any right to renew, and shall be, therefore, repaid in full by the Company by and no later than 31 December 2018.

5.2	Financial Credit Lines

5.2.1

The terms and conditions governing the Financial Credit Lines shall be amended in accordance with the provisions of this Agreement, without however giving rise to novative effect by the Parties’ express will, it being agreed that the provisions of each respective Original Agreement shall continue to apply to the extent not incompatible with the provisions of this Agreement.

5.2.2

The Lenders undertake to ensure to the Companies - in accordance with the Recovery Plan - the maintenance of the Financial Credit Lines in force for a total amount equal to Euro 992,000 (indicated and divided, with reference to each Lender, in Schedule 5.2.2 (Financial Credit Lines), at the terms and conditions set forth in this Agreement and in each Original Agreement. It is agreed that, starting from the perfection of the Merger, the Financial Credit Lines – in the amounts indicated above and in accordance with the conditions provided under this Agreement – shall be considered granted in their entirety to PM as the surviving company following the Merger.

5.2.3

The Financial Credit Lines are in place until 31 December 2018 and – with the exception of the Financial Credit Lines in place at BNL which shall be in place until 31 December 2018 but will not be subject to further renewal – will be tacitly renewed on a year-to-year basis in the same amounts until 31 December 2021, unless as of the date of any renewal, a Termination Event and/or un Potential Event exists (provided that with reference to the Potential Event that has occurred, the same is deemed as such by the Majority of the BT Credit Lines Lenders).

5.2.4	The Financial Credit Lines may be used by the Companies in the form of an overdraft facility.

5.2.5	The Financial Credit Lines must be used by the Companies in accordance with the principle of equal treatment of the Lenders granting them, taking into account the amount made available by each Lender.

5.2.6	Interest.

(a)	Starting from the Date of Effect, interest shall accrued on the Financial Credit Lines at the Applicable Rate plus 350 basis points.

(b)

The interest accrued under the Previous Restructuring Agreement and not overdue as of (but excluding) the Date of Effect and the interest referred to in point (a) above shall be due and payable, and therefore must be paid, at the end of each Interest Period in which they accrued.

(c)

Any interest accrued on the Financial Credit Lines under the Previous Restructuring Agreement that is overdue and not paid as of (but excluding) the Date of Effect shall be paid in full by the Companies within 10 (ten) days of the Date of Effect.

5.2.7	Non-renewal / Expiry

(i)

In the event of non-renewal by one or more Lenders of the relevant Financial Credit Line in accordance with Paragraph 5.2.3 above, such Lender shall inform the Companies and the Agent of the non-renewal, with at least 30 (thirty) days advance notice prior to the date of expiry of its credit line and the Agent shall call the other Lenders having exposures under the BT Credit Lines within 3 (three) Business Days of the receipt of notice of the non-renewal such that they may decide, through a decision made by the Majority of the BT Credit Lines Lenders, whether to avail themselves of the right not to renew the BT Credit Lines in favor of the Companies (with at least 10 Business Days advance notice).

(ii)

In the event of non-renewal of the Financial Credit Lines and, in any case, in the event that the final expiry of 31 December 2021 is reached, the full repayment of the Financial Credit Lines must in any case be made by the Companies by and no later than 30 (thirty) days from the non-renewal or expiry of the Financial Credit Lines.

(iii)	It is agreed that (unless otherwise agreed between BNL and the Companies) the Financial Credit Lines in place at BNL shall be repaid in full by and no later than 31 December 2018.

5.3	Signatory Credit Lines

5.3.1

The terms and conditions governing the Signatory Credit Lines shall be amended in accordance with the provisions of this Agreement, without however giving rise to novative effect by the Parties’ express will, it being agreed that the provisions of each respective Original Agreement shall continue to apply to the extent not incompatible with the provisions of this Agreement. The Parties agree that (i) the Signatory Credit Lines granted by BNL to PM in accordance with the Previous Restructuring Agreement, in the total amount of Euro 522,430.00 shall be deemed revoked; and (ii) the Signatory Credit Lines granted by BNL to O&S in accordance with the Previous Restructuring Agreement, in the total amount of Euro 230,000.00 (“BNL Signatory Credit Lines”), shall be in place until 31 December 2018 and shall not be subject to renewal.

5.3.2

The Lenders undertake to ensure to the Companies - in accordance with the Recovery Plan – that the Signatory Credit Lines are maintained in force in a total amount of Euro 4,028,163.00 (indicated and allocated for each Lender in Schedule 5.3.2) (Signatory Credit Lines), at the terms and conditions provided under this Agreement and under each Original Agreement to the extent that the latter is not incompatible with the provisions of this Agreement. For the sake of clarity, starting from the Date of Effect, the sum of the New Signatory Credit Lines granted by MPS will be reduced with respect to the credit line in place under the Previous Restructuring Agreement in an amount equal to Euro 700,000.00 (seven hundred thousand/00), at the terms provided under Paragraph 5.1.2 above. It is agreed that, starting from the perfection of the Merger, the Signatory Credit Lines – in the amounts indicated above and in accordance with the conditions provided hereunder – will be considered granted in their entirety to PM as the surviving company following the Merger.

5.3.3

The Signatory Credit Lines are in place until 31 December 2018 and - with the exception of the BNL Signatory Credit Lines, that will be made available until 31 December 2018 but will not be renewed after such date- will be tacitly renewed on a year-to-year basis in the same amounts until 31 December 2021, unless as of the date of any renewal a Termination Event and/or a Potential Event exists (provided that with reference to the Potential Event that has occurred, the same is deemed as such by the Majority of the BT Credit Lines Lenders). It is agreed that, if no Event exists/is continuing, the Lenders that have made the Signatory Credit Lines available will proceed, at the request of the Companies and subject to the conditions provided under this Paragraph 5.3, to issue the guarantees on the Signatory Credit Lines even if the expiry of such guarantees falls after 31 December, if being agreed that the Companies may not request the issuance of guarantees concerning obligations falling due after 31 December 2021.

5.3.4

The Signatory Credit Lines made available to PM and O&S may be used by the above-mentioned Companies for the issuance of bank guarantees, the issuance of guarantees in favor of its suppliers, the issuance of letters of credit and all technical forms of guarantee that are standard in the context of participation in tender procedures, including at the international level, such as, for example, the issuance of bid bonds, performance bonds, advance payment bonds and warranty bonds (with the exception of UniCredit whose Signatory Credit Lines may only be used for the issuance of general bank guarantees other than bonds in the context of tender procedures). It is agreed that following the perfection of the Merger, the Signatory Credit Lines shall be granted in their entirety to PM and may be used for all of the types of guarantees indicated above.

5.3.5

The Signatory Credit Lines shall be used by the Companies in accordance with a principle of equal treatment of the Lenders granting them, taking into account the amount made available by each Lender and the term of the guarantees requested.

5.3.6

The guarantees issued by the Lenders under the Signatory Credit Lines may have a maximum term equal to that provided under each related Original Agreement (and, in any case, not expiring after 31 December 2021).

5.3.7	Fees.

(a)	Starting from the Date of Effect, the Signatory Credit Lines shall be remunerated with fees in the amount of 150 basis points.

(b)	The fees referred to in point (a) above will be due and payable and, therefore, must be paid, in advance, on the date of issuance of the commitment.

(c)	The fees related to the Signatory Credit Lines due and not paid as of (but excluding) the Date of Effect will be paid in full bythe Companies within 10 (ten) days of the Date of Effect.

5.3.8	Non-renewal / Termination / Expiry

(i)

In the event of non-renewal by one or more Lenders of the relevant Signatory Credit Line in accordance with Paragraph 5.3.3 above, such Lender shall inform the Companies and the Agent of the non-renewal, with at least 30 (thirty) days advance notice prior to the date of expiry of its credit line and the Agent shall call the other Lenders having exposures under the BT Credt Lines within 3 (three) Business Days of the receipt of notice of non-renewal such that they may decide, through a decision made by the Majority of the BT Credit Lines Lenders, whether to avail themselves of the right not to renew the BT Credit Lines in favor of the Companies (with at least 10 Business Days advance notice).

(ii)

The relevant Lender will be entitled to terminate the contractual relationship related to the Signatory Credit Lines if, within 20 (twenty) Business Days of the enforcement of any of the guarantees issued by the Lender in question (the “Signatory Credit Lines Term”), the relevant Company has not paid the relevant amount to which the Lender is entitled through a right of recourse (including costs and expenses) and provided tht the amount enforced exceeds 15% of the drawdowns under the Signatory Credit Lines in place at the Lender enforced of the Signatory Credit Lines Term. In such circumstance, the Lender in question shall promptly inform the Agent of the non-repayment and termination. The Agent shall call the other Lenders that made available the BT Credit Lines within 10 (ten) Business Days of the receipt of the notice from the relevant Lender such that they may decide, through a decision by the Majority of the BT Credit Lines Lenders (for which majority, for purposes of this Paragraph, the Lender that exercised its right to terminate the relationship shall not be counted), whether to exercise the right to declare the BT Credit Lines terminated against the Companies pursuant to article 1454 of the Italian Civil Code (and in any case following a formal demand allowing for a grace period of at least 10 Business Days), it being agreed that the availability of the BT Credit Lines, in each Lender’s discretion, may be suspended pending the above-mentioned term of 2 (two) Business Days, without any need to provide further notifications to the Company. If the amount for which the guarantee granted by a Lender has been enforced and not paid by PM within the Signatory Credit Lines Term exceeds 5% of the drawdowns under the Signatory Credit Lines granted by the Lender in question, the latter shall be entitled to suspend, in whole or in part, the ues of the Signatory Credit Lines at the time of the receipt of the notice related to the enforcement for the amount that causes the above-mentioned threshold to be exceeded. For purposes of the calculation of such threshold, the amounts for which the guarantees granted by each lender are enforced and not paid by PM within the Signatory Credit Lines Term shall be considered collectively.

(iii)

In the event of non-renewal or of termination of the Signatory Credit Lines in the situations envisaged under this Paragraph 5.3.8 and, in any case, in the event that the final expiry of 31 December 2021 is reached, the Companies will be under an obligation (i) to procure the issuance and/or the release of the guarantees existing as of such date; and/or (ii) to establish an irregular pledge in an amount equal to the guarantees existing as of such date securing the Lenders’ receivable by virtue of recourse in the event that they are enforced by and not later than 30 (thirty) days after the non-renewal or the termination or the expiry of the Signatory Credit Lines.

5.3.9

For all matters not governed by this Agreement, the Signatory Cedit Lines will be governed by the provisions of the bilateral agreements entered into between the Companies and each Lender prior to the execution of this Agrement or, in the absence of the same, the Agreements in place with reference to the Signatory Credit Lines.

6.	PROVISIONS COMMON TO ALL EXPOSURES

6.1

Subject to the provisions of Articles 3 (MLT Receivables) and 5 (BT Credit Lines) of this Agreement, the Exposures shall be governed starting from the Date of Effect also by the following terms and conditions.

6.1.1

Default interest. Without prejudice to compensation for fiurther damages, in the event of delay in any payment due by the Companies to the Lenders in relation to the overdue receivables, on the basis of the individual contractual relationships, for principal, interest, fees or of other types, default interest shall accrue on unpaid sums, accruing at the interest rate applicable under this Agreement at the moment in which the payment fell due, plus 200 basis points per annum. Such interest shall start to accrue automatically without any need for an offcial demand or default procedure, but merely upon the expiry of the term, and without prejudice to the exress termination clause set forth in Paragraph 14.1 below. It is agreed that any capitalization of interest deriving from the application of this provision shall take place in accordance with and subject to the limits provided under article 1283 of the Italian Civil Code and the applicable legal framework (including the regulatory framework).

6.1.2

Changes in law: if following changes in laws, regulations and/or interpretations applicable to this Agreement, the interest due by the Companies to the Lenders in relation to the Exposures and/or the default interest as determined in accordance with Paragraph 6.1.1 above, were to exceed the maximum limit provided under law no. 108 of 7 March 1996 (Provisions on usury) as subsequently amended and supplemented, said interest will be calculated at the rate corresponding to such maximum limit permitted.

6.1.3

Payments by the Companies to the Lenders. If the day scheduled for any payment were not a Business Day, such payment shall be made on the immediately preceding Business Day, with value date falling on the date of actual payment. The Lenders will be entitled to refuse payments of amounts due in connection with the Exposures offered by third parties in their own name, when such payments could give rise to subrogation in favor of the party intending to make the payments, with regard to the Lenders’ receivable in relation to the Exposures and the related guarantees.

6.1.4

Application of payments. If the Lenders receive from the Companies a payment the amount of which is lower than the sums due under the Exposures, the partial payment, regardless of any different application indicated by the party making the payment, shall be applied as follows:

(a)	firstly, toward sums due to the Lenders for the reimbursement of costs and expenses;

(b)	secondly, toward susms due to the Lenders as interest (including any default interest) and fees related to the Exposures;

(c)	thirdly, toward sums due to the Lenders as principal in relation to the Exposures.

The Lenders may, by providing prompt notice thereof to the Companies, change the order of application of such payment.

6.1.5

Gross-up: any charge for taxes, duties, withholdings, fees or expenses that may be applied in relation to the payments related to the Exposures shall be borne exclusively by the Companies. The Companies shall reimburse such costs to the Lenders within 20 (twenty) Business Days of the related documented written request by the Lenders specifying the rulings/measures giving rise to such obligation. If the charges referred to in this Paragraph 6.1.5 were to be deducted from the amount of the payments that the Companies were to make to the Lenders in connection with the Exposures, the Companies shall pay an additional sum such that Lender receive a net amount equal to the amount that they would have received in the absence of the application of such charges. The Companies shall not be under an obligation to pay such additional amount to a Lender in relation to a ta deduction applicable to interst if, as fo the date on which the payment falls due, such payment could have been made to the Lender without such tax deduction if the same had been a Qualified Lender, but on such date such Lender is not, or has ceased to be, a Qualified Lender.

6.1.6	Agent’s Responsibilities

Without prejudice to the provisions of this Agreement and the Intercreditor Agreement, the Agent shall:

(a)	notify the Lenders and the Companies of the fulfillment of the Conditions Precedent provided under Article 13 (Conditions Precedent) below;

(b)	notify each Lender and the Companies of the Applicable Rate by the date falling 2 (two) Business Days prior to the start date of each Interest Period related to the BT Lines;

(c)

make, by the date falling 2 (two) Business Days prior to each Payment Date, the calculations related to the amount that the Companies shall pay directly to each Lender as payment of interest accrued on the MLT Receivables and/or repayment of the MLT Receivables (without prejudiice to each Lender’s right to calculate the sum due to it independently and notify such sum to the Agent by the above-mentioned deadline);

(d)

make, upon the written request of the Companies and/or the Lenders, the calculations that may be necessary in order to determine the amount due to each individual Lender in the situations of mandatory early repayment provided under this Agreement; and

(e)	inform the Lenders in a timely manner of news and notifications received by it from the Companies and provide prompt confirmation in such regard to the Companies.

6.1.7

Agent’s Fees. The Companies shall pay to the Agent, as compensation for solely the activities performed by the same in accordance with this Agreement and the Intercreditor Agreement, an annual amount determined through a separate agreement (the “Companies/Agent Agreement”).

6.1.8

The Agent is entitled to withdraw at any time from this Agreement and from the Companies/Agent Agreement, even without just cause, by providing 30 days advance written notice to the Companies and the Lenders. It is agreed that the withdrawal from this Agreement shall also give rise to withdrawal from the Intercreditor Agreement.

6.1.9

Upon the expiry of 30 (thirty) days from the date on which the Companies and the Lenders have received notice of the Agent’s withdrawal and/or the Lenders have revoked the mandate granted to the Agent in accordance with the Intercreditor Agreement and/or upon the termination or cessation for any reason of this Agreement, the Agent shall no longer be under a duty to fulfill the obligations arising under this Agreement, the Intercreditor Agreement or the Companies/Agent Agreement.

6.2

The Parties mutually acknowledge taht the provisions of this Article 6 (Provisions common to all Exposures) supersede and prevail over, for the term of this Agreement, any provisions having the same or similar contents that may be set forth in the Original Agreements.

7.	EARLY REPAYMENTS

7.1	Cash Sweep

(i)

Without prejudice to the provisions of Paragraph 7.3 below, the Excess Liquidity related to any year will be ccalculated on the basis of PM’s financial statements starting frmo the year ended 31 December 2018, and likewise for each following year until the expiry of the Agreement. On the condition that the amounts of financial exposures (as principal, interest or other sums due) that are overdue and payable have been paid in full, a portion equal to the Available Excess Liquidity shall be used for the mandatory early repayment of the MLT Receivables – since due and payable as a result of the emergence of Excess Liquidity – in accordance withthe following order of priority: (i) firstly, toward the payment, pari passu and pro rata, of expenses related to the MLT Receivables; (ii) secondly, toward the payment, pari passu and pro rata, of the interest accrued on the MLT Receivables; (iii) thirdly, toward the repayment of principal of the MLT Receivables, pari passu and pro rata. The repayments referred to in point (iii) above shall be applied pari passu and pro rata to the installments falling due on the earliest dates in the past and, subsequently to installments falling due progressively on more recent dates over time.

(ii)	Such payment must be made within 30 days of the date of approval of each set of financial statements in relation to the Excess Liquidity related to the year ended in the preceding calendar year.

7.2	Mandatory Early Repayment due to Deeds of Disposal

Without prejudice to the provisions of Paragraphs 7.3 and 14.3.1(a), upon the perfection of a Deed of Disposal, other than the Permitted Deeds of Disposal, PM shall be under an obligation to repay early, since due and payable as a result of the perfection of the above-mentioned Deed of Disposal, once the legitimate causes of pre-emption have been satisfied, pari passu and pro rata among each Lender in question, the MLT Receivables, in an amount equal to the amount of the proceeds (net of the sum due for charges, costs and taxes) deriving from such Deeds of Disposal. Such amounts shall be applied in accordance with the order of priority indicated in Paragraph 7.1 above.

7.3	Common provisions applicable to mandatory early repayments

7.3.1

Also under an exception to the provisions on mandatory early repayment set forth in this Agreement and in the Original Agreements, in any case of mandatory early repayment, if PM, as of the date on which it is required to pay to the Lenders proceeds to be repaid as mandatory early repayment, provides to the Lenders an authentic copy of the resolution passed by the board of directors, in the presence of the board of statutory auditors, that certifies the existence of debts (other than those due to the Lenders as mandatory early repayment) that have been overdue and payable for over 30 days, that are not contested in good faith by PM and that cannot be satisfied otherwise (the “Overdue Debts owed to Third Parties”), the proceeds to be repaid must be applied in the following order of priority:

a)	toward the payment of overdue and payable debts secured by liens or in rem guarantees (including those deriving from the Exposures) written evidence of which has been provided to the Lenders; and

b)

toward the payment of sums indicated in this Agreement as mandatory early repayment in a percentage equal to the ratio between (x) the amount overdue and payable that should have been repaid as mandatory early repayment and (y) the sum of (a) the amount overdue and payable that should have been repaid as mandatory early repayment and (b) such Overdue Debts owed to Third Parties that PM was unable to satisfy, net of those secured by liens or in rem guarantees referred to in Paragraph 7.3.1 a) above.

7.3.2	The amounts forming the subject matter of the mandatory early repayment under this Agreement may not be reused by the Companies in any manner whatsoever.

7.4	Voluntary Early Repayments

The voluntary early repayments of the Exposures and cancellations of the credit lines are permitted, without penalties, only with the written consent of the relevant Lender and in accordance with the principle of par condicio creditorum (equal treatment of creditors), it being agreed that each repayment must take place pari passu and pro rata and be applied, pari passu and pro rata, to the installments falling due on the earliest dates in the past and, subsequently to installments falling due progressively on more recent dates over time.

7.5	The Parties mutually acknowledge that this Article 7 (Early Repayments) supersedes and replaces any provisions having the same or similar contents set forth in the Original Agreements.

8.	M&A PROCESS

8.1

Without prejudice to the provisions of Paragraph 8.2 below, PM undertakes to ensure that a professional is appointed by Manitex and that a mandate is granted to the same, also in the Lenders’ interest in accordance with article 1723 of the Italian Civil Code, to a professional of primary standing who is an expert in the M&A sector, selected by PM (in consultation with Manitex) in the context of a list of three names to be provided by the Lenders and in accordance with the mandate letter in form and substance satisfactory to the Lenders, in order to locate potential third party investors interest in purchasing the shares representing PM’s entire share capital (the “Mandate”) subject to (exclusively) the fulfillment of at least one of the following two conditions:

(a)

PM has breached its obligations to repay the Exposures in accordance with the terms and conditions provided under this Agreement (and unless such breach has been remedied pursuant to and for purposes of the Agreement), in any case without prejudice to the Lenders’ right to terminate the Agreement in accordance with Article 14 (Express termination clause, termination due to breach and conditions subsequent); or

(b)

Without prejudice to the provisions of paragraph 14.3.1(gg), any of the Financial Parameter of the Net Financial Debt / EBITDA Ratio and/or of the Net Financial Debt / Net Equity Ratio is found to be breached, in accordance with the terms and conditions of this Agreement, unless the breach is remedied within the following 3 (three) months through a speciffic recapitalization intervention that enables PM, also in light of any Overdue Debts owed to Third Parties, to repay the Exposures in accordance with Paragraph 8.2.1 below in an amount equal to (i) the amount necessary to remedy such breach; or (ii) Euro 5,000,000.00 (five million/00), also if (in such latter case) the fulfillment of the relevant Financial Parameter is not restored as a result.

8.2	In the situations referred to in Paragraph 8.1(b) above, it is experssly agreed among the Parties that:

8.2.1

the resources contributed in favor of PM pursuant to and for puroses of Paragraph 8.1(b) above, shall be applied toward the mandatory early repayment of the Exposures pari passu and pro rata (and with pari passu and pro rata application to the installments falling due on the earliest dates in the past and, subsequently to installments falling due progressively on more recent dates over time);

8.2.2	the remedy provided under Paragraph 8.1(b) above may be enforcecd solely a maximum of 2 (two) times over the timeline of the Plan; and

8.2.3

if in a year, the recapitalization was equal to Euro 5,000,000.00 (five million/00) in accordance with Paragraph 8.1(b)(ii) above, in the following year the plafond of 5,000,000.00 (five million/00) provided under Paragraph 8.1(b)(ii) shall be deemed increased by an amount equal to the difference between: (a) the greater amount that PM should have receievd in order to remedy in full the relevant Financial Parameter; and (b) Euro 5,000,000.00 (five million/00). By way of example, as such, if: (X) in a certain financial year, an Euro 5,000,000.00 recapitalization is made pursuant to Paragarph 8.1 (b)(ii); (Y) in such financial year, the amount which would be necessary to entirely cure the breach of the relevant Financial Parameter (i.e. Net Financial Debt / EBITDA Ratio and/or of the Net Financial Debt / Net Equity Ratio) is equal to Euro 7,500,000; (Z) as a consequence, in the next financial year the plafond under Paragraph 8.1 (b)(ii) will be equal, in case of another breach of any of the above-mentioned Financial Parameters (if any) to: (1) the amount necessaty to cure such further breach, relatin to such next financial year; or (2) Euro 7,500,000 (i.e. an amount equal to the sum between Euro 5,000,000 plus (Euro 7,500,000 less Euro 5,000,000);

8.2.4

if the discrepancy with respect the relevant Financial Parameter (without taking into account the tolerance threshold) exceeds 80% (eighty per cent) of the related value indicated in Schedule 10 (Financial Parameters), such breach may not be remedied trough a recapitalization of PM in accordance with Paragraph 8.1(b) above and, therefore – without prejudice to the right to terminate the Agreement in relation to the condition subsequent provided under Paragraph 14.3.1(gg) – PM shall be under an obligation to grant the Mandate immediately.

9.	REPRESENTATIONS AND WARRANTIES

9.1

Each Company expressly represents and warrants to the Lenders the following and acknowledges that the Lenders have entered into this Agreement in reliance upon the fact that such representations and warrants are truthful, complete, correct and accuate as of the date of execution of this Agreement and the dates indicated in Paragraph 9.2:

(a)	it is validly established and existing and finds itself in full and unencumbered possession of its rights;

(b)

it is not in a state of liquidation, bankruptcy or insolvency proceedings and, in any case, it is not subject to Insolvency Proceedings and has not entered into agreements for the composition of financial crises (such as, by way of example, agreements implementing plans pursuant to art. 67, paragraph 3, letter (d) and/or agreements pursuant to art. 182-bis and/or 182-septies of the Bankruptcy Law) other than this Agreement and, to the extent necessary, other than the Previous Restructuring Agreement, nor has its admission to any such proceedings/procedures been threatened in writing;

(c)

no resolution has been passed for the dissolution and/or liquidation or declaration of bankruptcy or admission to Insolvency Proceedings or similar proceedings or procedures witih regard to either Company or for the preparation of agreements for the composition of financial crises (such as, by way of example, agreements implementing plans pursuant to art. 67, paragraph 3, letter (d) and/or agreements pursuant to art. 182-bis and/or 182-septies of the Bankruptcy Law) other than this Agreement and, to the extent necessary, other than the Previous Restructuring Agreement, nor has a trustee/receiver, administrator or similar figure been appointed in relation to any Company and/or its assets;

(d)	no request has been made by either of the Companies seeking a declaration of its insolvency;

(e)

to the Companies’ knowledge, no ruling for the finding of dissolution and/or liquidation or declaration or insolvency or admission to Insolvency Proceedings of either of the Companies has been issued or requested by third parties;

(f)

the execution and performance by each Company of this Agreement (and the other deeds to which it is party or to which it shall become party pursuant to and by virtue of the same), does not breach, will not breach in the future, and does not give rise to, and will not give rise to in the future, any breach of third party rights, any applicable law or regulation, or the deed of incorporation or by-laws of the Companies or any deed, agreement or commitment undertaken by the Companies, applicable to or binding upon the same that may affect any of their business operations, properties or assets;

(g)

this Agreement (and the other deeds to which each Company is or may become party pursuant to and by virtue of the same), onceexecuted, shall constitute for each Company a source of binding, lawful, valid and enforceable obligations in accordance with their respective terms and conditions;

(h)

the payment obligations arising under this Agreement are not subordinated to any other payment obligation that is not secured by a guarantee (whether in rem or personal) with the exception of obligations that are privileged by Law;

(i)	the obligations undertaken by the Companies under the Financial Documentation are valid, binding and enforceable;

(j)	it is endowed with all powers and authority necessary for the execution of this Agreement and any document related hereto to which it is party and to fulfill its obligations arising under the same;

(k)	it has obtained all necessary approvals related to the execution and performance – by the same – of this Agreement, and all deeds and agreements mentioned herein;

(l)

the by-laws of each of the Companies are in force. Neither such by-laws nor other corporate documents contain any provision that may have a material adverse effect on the validity and enforceability of this Agreement (and of the other deeds to which the Companies are party or will be party pursuant to and by virtue of the same);

(m)	no shareholders’ agreements exist to which PM and/or O&S are party which conflict with the provisions hereof;

(n)

the Companies’ payment obligations arising under this Agreement are valid and enforceable and are not subordinated to any other payment obligation that is not accompanied by legitimate rights/causes of pre-emption;

(o)

except as indicated in Schedule 9.1(o) (Legal Proceedings), no dispute, arbition or administrative proceedings against either Company is pending, has been notified or threatened in writing, which, if concluded unfavorably, could give rise to a Material Adverse Effect;

(p)	no bad check report/procedure (protesto) or enforcement/foreclosure procedure is pending or has been undertaken against the Companies or their assets;

(q)

no claim capable of giving rise to a Material Adverse Effect, has been formalized in writing agianst either of the Companies in relation to any obligation (including obligations related to their assets), by any authority or third parties;

(r)	it complies with all requirements provided under Laws and regulations applicable to it and its assets, in all material respects;

(s)	the annual financial statements, consolidated financial statements and half-yearly financial reports of the Companies:

(i)	have been or will be drafted in accordance with the Accounting Standards;

(ii)

state or will state all debts (whether conditional or not) and all related losses anticipated or accrued as of the date on which they have been or will be prepared, in accordance with the Accounting Standards; and

(iii)

provide or will provide a clear, truthful, complete and accurate representation of the balance sheet and financial situation and results of opertaions of the Companies, in accordance with the Accounting Standards;

(t)

all information, statements, financial statements, reports and accounting statements related to the Companies have been prepared in accordance with the Accounting Standards and with generally accepted accounting proceedure and provide a truthful and accurate representation, in all material respects, of the Companies’ financial situation and the results of operations set forth therein;

(u)	it has the power to, and has obtained all necessary authoirzations – where required – for the operation of its business in the manner in which it is currently operated;

(v)	no other companies exist which are subject to control, guidance and coordination by the Companies with the exception of the Companies indicated in Schedule 5.1.6 (Subsidiaries);

(w)

it has filed, or ensured the filing of the same, within the terms and in the manner provided by applicable Laws, all tax returns/declarations of income and other tax declarations and the declaration of social security contributions that must be filed by the same. All taxes and duties (including interest and penalties) payable or due by the relevant Company (whether or not by virtue of a tax assessment), except for those that have been contested in a timely manner in the competent forums and with respect to which provisions have been set aside in accordance with the Accounting Standards, have been paid in full in a timely amnner and adequately notified and/or the necessary provisions have been properly entered in the financial statements. The Companies have applied and paid correctly and in a timely manner the applicable withholdings due by Law on the sums paid by them;

(x)	except as indicated in Schedule 9.1(x) (Tax proceedings), no tax proceedings are pending or threatened in writing concerning either of the Companies;

(y)

all information, representations and warranties concerning the Companies envisaged under this Agreement concerning the business, management and economic-financial situation of the same are truthful and accurate in all material respects and reflect, in all material respects, the actual and effective situation of the relevant Company, and there has not been any omission, in bringing such information to the Lenders’ knowledge, that could render any of such information false or misleading in any material respect;

(z)

all of the Companies’ corporate books and accounting records are complete, correct and accurate in all material respects and all resolutions and actions set forth therein have been passed and carried out in compliance with all applicable Laws, the Accounting Standards and the deed of incorporation and by-laws;

(aa)

it has complied with, in all material respects, all Laws applicable to it on the matter of subordinated employment, parasubordinated employment and/or agency relationships; in particular (i) it applied the collective and/or company employment contracts applicable to it, it correctly entered in its financial statements the sums related to severance indemnities, (ii) it has honored, in all material respects, the legal framework applicable to social security and pensions, whether mandatory or voluntary, and protection of health, hygiene and safety in the workplace, and (iii) it has duly and in a timely manner made all payments due in relation to mandatory social insurance, pension and social security and the withholdings required by Law and/or the necessary provisions in accordance with the Accounting Standards have been properly entered in the relevant financial statements;

(bb)

there do not exist any obligations on the part of the Companies to make contributionsn of their own resources or to provide finncial support to their subsidiaries or to other companeis in which the Companies hold equity stakes, whether directly or indirectly;

(cc)	there do not exist any personal guarantees granted by the Companies in favor of companies in which they hold, directly or indirectly, equity stakes;

(dd)	no Event is existing and continuing, nor has any Material Adverse Effect occurred; and

(ee)	as of the Execution Date, there do not exist indemnity obligations of the Companies deriving from gaurantees granted under the Signatory Credit Lines;

(ff)	there do not exist any cash pooling agreements between the Companies and their subsidiaries;

(gg)	neither Company finds itself in any of the situations referred to in articles 2446-2447 of the Italian Civil Code.

9.2

It is agreed that the representations and warranties provided under Paragraph 9.1 above are deemed reiterated on the Date of Effect, on each Verification Date, on each Assessment Date and on the date of expiry of any Interest Period with reference to the situation existing from time to time. It is agreed that, following the perfection of the Merger and starting from such date, the representations and warranties provided under Paragraph 9.1 above shall be deemed granted by PM, as the surviving company following the Merger.

9.3

The Parties mutually acknowledge that this Article 9 (Representations and Warranties) supersedes and replaces, for the term of this Agreement, any provisions having the same or similar contents set forth in the Original Agreements.

10.	FINANCIAL PARAMETERS

The Parties agree to replace, for the term of this Agreement, any provision set forth in each Original Agreement with reference to the Financial Parameters with the provisions of this Article 10 (Financial Parameters).

10.1	Net Financial Debt / EBITDA Ratio

Without prejudice to the provisions of Article 8 (M&A Process), the Parties agree that the ratio between PM’s Net Financial Debt and EBITDA shall not exceed, as of each Verification Date, the figures indicated in Schedule 10 (Financial Parameters) for the respective Verification Date.

10.2	Net Financial Debt / Net Equity Ratio

Without prejudice to the provisions of Article 8 (M&A Process), the Parties agree that the ratio between PM’s Net Financial Debt and Net Equity shall not exceed, as of each Verification Date, the figures indicated in Schedule 10 (Financial Parameters) for the respective Verification Date.

10.3	EBITDA / Net Interest Paid Ratio

The Parties agree that the ratio between PM’s EBITDA and Net Interest Paid shall not be lower, as of each Verification Date, than the figures indicated in Schedule 10 (Financial Parameters) for the respective Verification Date.

10.4	Verification

(i)

The satisfaction of the Financial Parameters provided under Paragraphs 10.1, 10.2 and 10.3 above shall be verified by each Assessment Date respectively (i) by the PM’s legal representative and chairman of its board of statutory auditors with regard to each approved half yearly financial report; and (ii) by the Auditing Firm with regard to all approved financial statements. The satisfaction of the parameters will be verified starting from the financial statements of PM (as surviving company following the Merger) as of and for period ended 31 December 2018 and, subsesquently, on the basis of the data as of 30 June (with reference to the most recent half yearly financial report approved by PM) and as of 31 December (with reference to the most recent financial statements approved da PM) of each year, until the financial statements related to year ended 31 December 2021 (each a “Verification Date”), it being agreed that where the annual civil law financial statements and/or the half yearly financial report of each Company has not been approved by the deadlines provided by law, the Financial Parameters shall be deemed, for this reason alone, breached.

(ii)

Whether or not the Companies have fulfilled the Financial Parameters shall be certified on each Assessment Date through the Agent’s mailing of a certification signed by, respectively, the legal representtaive and the chairman of the board of statutory auditors of each Company in the case of the half yearly financial report or by the Auditing Firm in the case of the financial statements. It is, in any case, agreed that the Agent may request the Companies, at any time, and subject to the limits of reasonableness, clarifications and/or information of a financial nature to the extent necessary for purposes of performing a verification on the satisfaction of the Financial Parameters and the Companies shall provide them as soon as technically and reasonably possible, as needed to provide the information requested and, in any case, by and no later than 30 (thirty) days after the receipt of the above-mentioned request.

10.5	Extended validity

The Parties agree that the amendments related to the Assessment Date and the Verification Date shall be applicable to the Original Agreements even after the date of expiry of this Agreement and until the expiry originally envisaged under the same.

11.	DISCLOSURE OBLIGATIONS

11.1

The Companies shall deliver to the Agent, in relation to each year and each half year: (a) the annual financial statements and the consolidated financial statements, including the Auditing Firm’s report, within 30 (thirty) daysof their approval and, in any case, no later than 130 (one hundred thirty) days of the date of the end of the relevant year (or within 180 (one hundred eighty) days in the event that any Company has availed itself of the right provided under the second paragraph of article 2364 of the Italian Civil Code); (b) the half yearly financial reports, within 30 (thirty) days of therir approval and, in any case, no later than 100 (one hundred) days after the end of the relevant period.

11.2

The Companies shall furthermore (i) inform the Agent adequately and in writing, on a half yearly basis, on the state of progres of the Plan; and (ii) deliver to the Agent, on a quarterly basis, a prospectus setting forth an update on the exposures existing, subdivided for each Lender and for each type of Exposure, indicating, inter alia, the Self-Liquidating Credit Lines through which advances have been paid on receivables arising under agreements that provide for the impossibility of assigning receivables and advances on intercompany instruments.

11.3

The Companies shall: (a) promptly inform the Lenders in writing, through the Agent, of any Termination Event that may come to their attention and, following the receipt of a specific reasonable written request originating from the Agent, promptly confirm to the Agent that, except as previously notified to the Agent or notified in such circumstance, no Termination Event has occurred and is continuing, or if a Termination Event is continuing, it must specify the event and any actions that have been taken to remedy it; (b) as soon as becoming aware of the same, promptly inform the Agent of any request and/or claim, submitted or threatened by third parties in writing, against either of the Companies, which could give rise to liability exceeding Euro 300,000.00 (three hundred thousand/00) or related to this Agreement; (c) inform in writing on any event that may give rise to a right to mandatory early repayment of the Exposures; and (d) inform the Agent in advance and, in any case, by the date falling 5 (five) Business Days prior to the scheduled payment date, in writing, of any early repayment of the Exposures.

11.4

The Parties mutually acknowledge that this Article 11 (Disclosure Obligations) supersedes and replaces, for the term f this Agreement, any provisions having the same or similar contents set forth in the Original Agreements.

12.	OTHER UNDERTAKINGS OF THE COMPANIES

For purposes of this Agreement and for the entire term of the same, the Companies undertake to precisely honor the obligations provided under this Article 12 (Other Undertakings of the Companies) and acknowledge that the Lenders placed full reliance upon such undertakings for purposes of entering into this Agreement and that such undertakes are of essential importance for the Lenders.

12.1	Status

The Companies undertake to do everything neessary in order to preserve their legal status and in particular: (i) to obtain and/or to maintain fully valid and effective all authorizations, approvals, licenses, consents and exemptions required by law in order to lawfully operate their businesses; (ii) to obtain and/or to maintain the validity, effectivenes and enforceability against third parties of its rights, including, by way of example, the agreements, concessions, contracting agreements, consents and other rights that may be necessary to operate their businesses and to fulfill their obligations. At the Lenders’ and/or the Agent’s reasoned request sent with congruous advance notice, the Companies shall promptly provide to the Agent a copy o such authoriozations, approvals, licenses, consents and exemptions, while honoring any confidentiality agreements in place.

12.2	Amendments to By-laws

With the exception of any amendments imposed by changes in applicable laws and/or regulations or in the situations referred to in arts. 2446 and 2447 of the Italian Civil Code, as well as the amendments deriving from the Merger, the Companies undertake not to amend their by-laws and/or similar corporate documents existing as of the Execution Date without the prior written consent of the Majority of the Lenders.

12.3	Extraordinary Transactions

Each Company undertakes not to conclude extrordinary transactions (such as, by way of example, mergers, demergers, spin-offs, in-kind contribution transactions, sales of businesses or any other type of corporate reorganization or restructuring) other than (i) the Merger; (ii) those qualifiable as Permitted Deeds of Disposal; (iii) those expressly envisaged under the Plan (including the outsourcing of the internal logistics department in accordance with the terms envisaged under the Plan).

12.4	Auditing of Accounts

The Companies shall subject their resective annual financial statements to auditing by the Auditing Firm.

12.5	Safekeeping of assets

The Companies undertake to keep all assets used in operating their business in a good state of repair, subject to wear and tear deriving from the use of the same for the purposes for which they are intended.

12.6	Compliance with the law

The Companies shall comply in all material respects with the Law and the legal framework that may apply to their assets and/or properties or their businesses, including, by way of example all Laws and regulations pertaining to taxes, labor law, social security and the environment.

12.7	Taxes and social security contributions

The Companies shall pay regularly and in a timely manner to the competent authorities, and by the respective deadines, all taxes, duties and social security contributions applicable to the same, and shall withdraw and pay regularly and in a timely manner the withholdings due by law applicable to the sums paid by it.

12.8	Insurance

The Companies shall: (a) enter into and maintain valid and effectively insurance contracts with primary insurance companies covering the ordinary risks associated their businesses and assets in line with those ordinarily insured by operators in the same or similar sectors, of a size similar to that of the companies in question; (b) ensure that the insurance beneficiary clauses in favor of the Senior Banks in relation to the building subject to the Senior Loan Mortgage are kept in force; and (c) promptly pay the premiums related to the policies referred to in points (a) and (b) above and shall, at the simple written and reasoned request of any Lender and/or Agent, provide to the latter parties copies of the above-mentioned insurance policies and evidence of the payment of the related premiums.

12.9	Trade Receivables

The Companies shall ensure that the trade receivables on which the BT Credit Lines are disbursed: (i) are existing, truthful and payable on the indicated payment dates; (ii) are fully owned and in the possession of the relevant Company; (iii) is owed by subsidiaries, are paid by the payment dates and in accordance with the methods envisaged under the Plan.

12.10	Changes to the Accounting Standards

The Companies shall ensure that all annual and consolidated financial statements and the half yearly reports are drafted in accordance with the Accounting Standards applied in accordance with a principle of continuity with respect to the financial statements and hereby undertake to adapt the contents of the same in the event of a change (i) to the same Accounting Standards in accordance with current accounting practice or (ii) in the periods of reference in accordance with the Laws or regulations from time to time applicable or administrative rulings/measures, or EC provisions or directives.

12.11	Transactions with Related Parties

Except as provided under the Plan, the Companies shall refrain from concluding, directly or indirectly, transactions with Related Parties of the Companies and/or their shareholders at conditions other than market conditions.

12.12	Permitted financial debt

Each Company undertakes not to contract any Financial Debt other than the Permitted Financial Debt.

12.13	Voluntary Liquidation

The Companies shall refrain from approving by resolution their voluntary liquidation.

12.14	Change in the business

Except as provided under the Plan, the Companies shall ensure that the business operations continue to be conducted as the same are conducted as of the Execution Date, and that the nature of the same does is not materially changed.

12.15	Changes to the Recovery Plan

The Companies may not make any changes to the Recovery Plan.

12.16	Performance of the Recovery Plan

The Companies undertake to perform the Recovery Plan and to honor their provisions and timeframes and to take action to do everything necessary to perform the Plan in a timely manner.

12.17	Encumbrances

Each Company undertakes not to grant any voluntary in rem guarantee on the Properties and Shareholdings, with the exception of the Permitted Encumbrances, and to ensure that no such guarantee is granted.

12.18	Transfer of the registered office

The Companies shall not move their registered offices abroad.

12.19	Obligations

The Companies undertake to promptly fulfill all of their obligations in connection with any Financial Debt related to the Companies and all of their obligations arising under the Financial Documentation.

12.20	Repayments and Payments

The Companies undertake to make the repayments of the Exposures and any payment provided and/or permitted under the Financial Documentation (including any early repayments) at the terms/deadlines, in the currency and in the manner specified therein and in full compliance with the principle of equal treatment of the Lenders.

12.21	Loans and guarantees

Unless they obtain the prior written consent of the Majority of the Lenders, the Companies undertake not to grant any loan, personal guarantee, lien, indemnity and/or indemnity commitment, in any form whatsoeer, and for any amount whatsoever (including extensions/rescheduling of payments not concluded in the ordinary course of business in accordance with market practice), with the exception of: (i) guarantees, indemnities and indemnity commitments in favor of third parties in the context of their ordinary commercial business operations in line with prudent practice in the related commercial sector; (ii) the indemnity or repayment obligations related to signatory credit lines existing as of the Execution Date; and (iii) security deposits or similar instruments established in the context of their commerical business operations.

12.22	Coverage of losses

Each Company must adopt the necessary actions if any of the situations described in articles 2446 and 2447 of the Italian Civil Code exists, at the terms and in accordance with the procedures provided under articles 2446 and 2447.

12.23	Loans dedicated to a specific deal

The Companies shall not enter into agreements for loans dedicated to a specific deal within the meaning set forth in articles 2447-bis, first paragraph letter (b) and 2447-decies of the Italian Civil Code or similar provision of applicable foreign law.

12.24	Assets dedicated to a specific deal

The Companies shall not approve by resolution the establishment of any set of assetes exclusively dedicated to a specific deal within the meaning set forth in article 2447-bis, first paragraph, letter (a) of the Italian Civil Code or analogous provision of applicable foreign law.

12.25	Intercompany commercial relationships

The commercial relationships between the Companies must be conducted in accordance with the terms and conditions envisaged for ordinary dealings with third party companies and, in particular, with payment terms not exceeing 150 days.

12.26	Compensation of executives and directors

Without prejudice to the provisions of the Plan, the annual compensation payable to the executives and directors of the Companies may not exceed the compensation paid to executives and directors in practice by companies of a size similar to that of the Companies.

The Parties mutually acknowledge that this Article 12 (Other undertakings of the Companies) supersedes and replaces, for the term of this Agreement, any provisions having the same or similar contents set forth in the Original Agreements.

13.	CONDITIONS PRECEDENT

13.1	The validity and enforceablity of this Agreement is subject to the fulfillment of all of the Conditions Precedent set forth below:

13.1.1	delivery to the Agent copy of the resolutions through which the bodies of the Companies have approved the Recovery Plan and the execution of this Agreement;

13.1.2

delivery to the Lenders of a certificate of good standing issued by the competent Chamber of Commerce related to each Company, certifying that neither of them is subject to bankruptcy or compositiion with creditors, bearing a date not prior than 2 Business Days prior to the Execution Date;

13.1.3

the execution of the Agreement Amending the Put and Call Options Agreement, to be based, in form and substance, upon the text set forth in Schedule (G) (Agreement Amending the Put and Call Options Agreement);

13.1.4

the execution and perfection (in accordance to the relevant terms and conditions) of an agreement confirming and amending the Pledge over PM Shares, to be based, in form and substance, upon the text set forth in Schedule 13.1.4 (Agreement Confirming the Pledge over PM Shares);

13.1.5	delivery of evidence to the Lenders, through the Agent, of the disbursement by Manitex to PM of the Manitex Uncollateralized Loan;

13.1.6

delivery to the Lenders, through the Agent, of evidence (also, as the case may be, by means of delivery of copy of irrevocable payment instructions) of the full payment of the exposure pertaining to Unipol at the terms enviaged under the Plan;

13.1.7

evidence that the full repayment by PM and O&S (each wtih respect to its own area of comeptence) of the Uncollateralized Exposure still existing as of such date, has been delivered to the Agent (also, as the case may be, by means of delivery of copy of irrevocable payment instructions); and

13.1.8	delivery to the Agen of copy of a letter by Manitex confirming the subordination of the First Manitex Shareholders’ Loan.

13.2

If for any reason any of the conditions provided under Paragraph 13.1 were not fulfilled by the 10° (tenth) Business Day following the Execution Date, unless all of the Lenders have waived such fulfillment in writing, the provisions of this Agreement shall be defintively null and void.

13.3	The fulfillment and/or the waiver of the Conditions Precedent will be verified by the Agent and notified to the Lenders.

13.4

The Parties mutually acknowledge that the Conditions Precedent provided under this Article 13 (Conditions Precedent) are in the exclusive interest of the Lenders who may decide unanimously to waive them in whole or in part.

14.	EXPRESS TERMINATION CLAUSE, TERMINATION IN THE EVENT OF BREACH AND CONDITIONS SUBSEQUENT

14.1	Express termination clause

14.1.1

Termination of this Agreement only with reference to the New BNL Consolidated Sum, the Self-Liquidating Credit Lines made available by BNL, the Financial Credit Lines in place at BNL and the BNL Signatory Credit Lines.

Without prejudice to any other remedy available by law, BNL shall be entitled to declare this Agreement solely and exclusively with reference to the New BNL Consolidated Sum, the Self-Liquidating Credit Lines made available by BNL, the Financial Credit Lines in place at BNL and the BNL Signatory Credit Lines, in accordance with article 1456 of the Italian Civil Code, with the effects provided under Paragraph 14.1.2 (Effectiveness of the termination of the Agreement with reference to the New BNL Consolidated Sum, the Self-Liquidating Credit Lines made available by BNL, the Financial Credit Lines in place at BNL and the BNL Signatory Credit Lines ), if either of the Companies fails to make promptly the payment of any sum due by the same to BNL in connection with the New BNL Consolidated Sum, the Self-Liquidating Credit Lines made available by BNL, the Financial Credit Lines in place at BNL and the BNL Signatory Credit Lines pursuant to this Agreement, unless such breach is due to a technical problem not attributable to such Company preventing the transmission of the related funds, and is not remedied within the 10 (ten) days following the date on which such payment should have been made.

14.1.2

Effectiveness of the termination of the Agreement with reference to the New BNL Consolidated Sum, the Self-Liquidating Credit Lines made available by BNL, the Financial Credit Lines in place at BNL and the BNL Signatory Credit Lines

At any time after the occurrence of any of the events indicated in Paragraph 14.1.1 above, BNL may declare to the Companies its intention to avail itself of the express termination clause set forth in Paragraph 14.1.1 above, through a notice to be sent to the Companies by fax or registered letter with return receipt. The termination of this Agreement with exclusive reference to the New BNL Consolidated Sum, the Self-Liquidating Credit Lines made available by BNL, the Financial Credit Lines in place at BNL and the BNL Signatory Credit Lines shall be valid and enforceable against the Companies upon their receipt of the above-mentioned notification. Upon the termination, in accordance with this Paragraph 14.1.2 with exclusive reference to the New BNL

Consolidated Sum, the Self-Liquidating Credit Lines made available by BNL, the Financial Credit Lines in place at BNL and the BNL Signatory Credit Lines, the sums due to BNL in relation to he New BNL Consolidated Sum, the Self-Liquidating Credit Lines made available by BNL, the Financial Credit Lines in place at BNL and the BNL Signatory Credit Lines shall be deemed due and payable and BNL may avail itself of the remedies provided under the agreement and by operation of law in situations of termination. It is agreed that the termination shall not have retroactive effect.

14.1.3	Events giving rise to the automatic termination of this Agreement

Without prejudice to any other remedy available by law, the Majority of the Lenders, through the Agent, shall be entitled to declare this Agreement terminated, in accordance with article 1456 of the Italian Civil Code, with the effects provided under Paragraph 14.1.4 (Effectiveness of the termination of the Agreement), if:

(a)

either of the Companies fails to make promptly the payment of any sum due by the same to the Lenders in connection with the Exposures (including as mandatory early repayment) at the terms, in the currency and in the manner specified herein, unless such breach is due to a technical problem not attributable to such Company preventing the transmission of the related funds, and is not remedied within the 10 (ten) days following the date on which such payment should have been made; and/or

(b)

at least one of the Companies fails to fulfill promptly an obligations provided under 5.1.4 (points (i), (ii) and (iii)), 12.4 (Auditing of the Accounts), 12.5 (Safekeeping of the assets), 12.7 (Taxes and social security contributions), 12.8 (Insurance), 12.9 (Trade Receivables), 12.11 (Transactions with Related Parties), 12.13 (Voluntary Liquidation), 12.14 (Changes in the Business), 12.15 (Changes to the Recovery Plan), 12.16 (Performance of the Recovery Plan), 12.19 (Obligations), 12.20 (Repayments and Payments) and 12.21 (Loans and guarantees), it being agreed that if such breach were capable of being remedied, the right to declare this Agreement terminated against the Companies may be exercised solely if such breach has not been remedied in the 10 (ten) days following the first as between (i) the date on which the Lenders, through the Agent, have provided written notice in such regard to the Companies and (ii) the date on which the Companies effectively became aware of such breach.

14.1.4	Effectiveness of the termination of the Agreement

At any time after the occurrence of any of the events indicated in Paragraph 14.1.3 above, the Majority of the Lenders, through the Agent, may declare to the Companies their intention to avail themselves of the express termination clause set forth in Paragraph 14.1.3 above, through a notioce to be sent to the Companies by fax or registered letter with return receipt. The termination of this Agreement shall be valid and enforceable against the Companies upon their receipt of the above-mentioned notification. Upon the termination, in accordance with this Paragraph 14.1.3, the sums due for any reason whatsoever to the Lenders under this Agreement shall be deemed due and payable and each Lender may avail itself of the remedies provided under the respective Original Agreement in situations of termination. It is agreed that the termination shall not have retroactive effect.

14.2	Termination due to breach

14.2.1	Events that give rise to termination due to breach of the Agreement

Without prejudice to any other remedy available to the Lenders by law, the Majority of the Lenders, through the Agent, will be entitled to terminate this Agreement against the Companies in accordance with articles 1453 and 1454 of the Italian Civil Code if any of the obligations of the Companies other than those listed in Paragraph 14.1 has not been fulfilled and, if capable of being remedied, it has not been remedied (a) by the deadline indicated in the formal demand to perform (which may not be shorter than 15 days); or (b) in the event of termination in accordance with article 1453 of the Italian Civil Code, within 15 days after the first to occur as between (i) the date on which the Lenders have provided written notice thereof to the Companies and (ii) the date on which the Companies effectively became aware of such breach.

The termination of this Agreement against the Companies shall take place without retroactive effect. Upon the termination of the Agreement, in accordance with this Paragraph 14.2.1, against the Companies, the amounts due for any reasons to the Lenders in accordance with this Agreement shall be deemed due and payable and each Lender may avail itself of the remedies provided under the respective Original Agreement in situations of termination.

14.3	Conditions Subsequent of the Agreement

14.3.1	List of Conditions Subsequent of the Agreement

Without prejudice to the provisions of Paragraph 14.3.2 below, this Agreement shall terminate in accordance with the provisions of Paragraph 14.3.2 below, in accordance with article 1353 of the Italian Civil Code and without retroactive effects if:

(a)	a Deed of Disposal other than the Permitted Deeds of Disposal is concluded;

(b)	the Net Equity of either of the Companies becomes, for any reason whatsoever, negative, unless it is restored within the following 30 days;

(c)	bad check reports are submitted against either of the Companies, unless such report bears a false signature or the related debt has been paid by the deadlines provided by law;

(d)

one or more of the Lenders has legitimately exercised the right not to renew any of the BT Credit Lines in accordance with Paragraphs 5.1.3, 5.2.3 and/or 5.3.3 aginst, as the case may be, PM or O&S or has legitimately exercised their right to terminate and/or revoke such credit lines in accordance with Paragraphs 5.1.9, 5.2.7 and/or 5.3.8 against, as the case may be, PM or O&S through a decision passed with the majority votes provided therein;

(e)

the trade receivables in connection with which the BT Credit Lines are disbursed are subject to seizures, attachments or other restrictions, impediments or conditions, in an amount exceeding Euro 100,000.00 (one hundred thousand);

(f)

any of the following are issued against either of the Companies: (i) temporarily enforceable injunctive orders in a principal amount exceeding, individually, Euro 150,000.00 (one hundred fifty thousand/00) and/or exceeding a total principal amount of Euro 300,000.00 (three hundred thousand/00), except where the receivable enforced has been satisfied or the claim waived or settled or the temporary enforceability suspended within 60 (sixty) days of the notice; and/or (ii) payment injunctios of sums of cash that are enforceable or temporarily enforceable against the respective Company, provided that the principal amount enjoined exceeds, individually, Euro 150,000.00 (one hundred fifty thousand/00) and/or a total principal amount of Euro 300,000.00 (three hundred thousand/00), unless the ruling/measure has been terminated and/or waived or rejected within 40 (forty) days;

(g)

an enforcement procedure has been commenced (or there has been an intervention by creditors in an enforcement procedure already pending) and/or the proceedings for a precautionarry seizure and/or judicial seizure and/or other injunctive measure or measure of another nature (and in relation to the other precautionary measure or measure of another nature is capable of preventing the disposal of the same or of granting a right of priority in favor of certain creditors or being in preparation for the sale of the asset through a choate enforcement/foreclosure procedure or similar procedure) against either of the Companies for receivables the value of which exceeds, on a single basis, the principal amount of Euro 150,000.00 (one hundred ffty thousand/00) and/or, together with that of the other enforcement and/or precautionary injunction proceedings pending against the relevant Company, exceeds in aggregate the principal amount of Euro 500,000.00 (five hundred thousand/00), except if the same is manifestly baseless and/or has been terminated/abandoned or the debt has been paid within 40 (forty) days or, solely in the case of precautionary injunction procedures, by the first hearing, if later;

(h)

the assets of one of the Companies have been subjected to seizures, attachments or other precautionary measures or measures of another nature for total receivables exceeding Euro 200,000.00 (two hundred thousand/00), unless said seizure or other deed preventing the availability of the asset is baseless and/or terminated, waived or rejected within 40 (forty) days;

(i)

at least one of the Companies and/or the assets of at least one of the Companies are subjected to, and/or form the subject matter of penal proceedings which, if adversely decided for the Company, will cause a Material Adverse Effect or penal seizure or confiscation;

(j)

liability actions pursuant to Legislative Decree 231/2001 are commenced against either of the Companies or judgments of conviction are issued, and/or interdiction/prohibitory measures applied, including of a precautionary nature pursuant to Legislative Decree 231/2001;

(k)

enforceable assessment notices, tax demand notices or registrations for the payment of taxes which exceed the amount equal to Euro 250,000 ( two hundred fifty thousand /00), if adversly decided for the Company, will cause a Material Adverse Effect are served upon either of the Companies, unless they are manifestly ungrounded and/or the related debt was repaid within 60 (sixty) days or, the instalments payment have been gratend, or their collection has been suspended by the deadlines provided under the law, and/or by the deadlines provided under the law the Company has filed a grounded challenge against them;

(l)	the shareholders’ meeting is called to resolve upon the voluntary liquidation of either of the Companies;

(m)

the competent body is called to resolve upon the presentation of the request for admission of either of the Companies to any Insolvency Proceedings or other proceedings having similar effects or for the preparation and/or execution of composition agreements for the resolution of financial crises (such as, by way of example, agreements pursuant to art. 67, paragraph 3, letter (d) and/or agreements pursuant to art. 182-bis or 182-septies of the Bankruptcy Law) other than this Agreement;

(n)

a request for admission of either of the Companies to any Insolvency Proceedings or other proceedure having similar effects is presented by third parties, unless the above-mentioned request is baseless in the Lenders’ reasonable opinion and/or has been rejected through a court order issued at the time of the pre-bankruptcy hearing or reserved ruling upon the conclusion of such pre-bankruptcy hearing and/or was waived by and no later than the pre-bankrutpcy hearing;

(o)

either of the Companies is admitted to any Insolvency Proceedings or other procedure having similar effects or has been put into liquidation, including involuntary liquidation, or enters into composition agreements for the resolution of financial crises (such as, by way of example, agreements pursuant to art. 67, paragraph 3, letter (d) and/or agreements pursuant to art. 182-bis or 182-septies of the Bankruptcy Law) other than this Agreement;

(p)	a situation of dissolution of either of the Companies occurs, unless the cause of the dissolution ceases to exist within 40 (forty) days;

(q)

(a) the management body of either of the Comanies is removed, in whole or in part, as a result of a ruling issued by the judicial or administrative authorities against such company (including, by way of example but without any limitation, the issuance of rulings pursuant to article 2409 of the Italian Civil Code), or (b) a ruling that prevents either of the Companies from operating its business altogether or limits the operation of the same, providede that such limitation has a Material Adverse Effect;

(r)	the Auditing Firm expresses in its report on the annual financial statements of either of the Companies a negative opinion or issue a reasoned declaration of impossibility of expressing an opinion;

(s)

either of the Companies ceases to operate its business as currently operated or commence business operations that are substantially different form those referred to in their corporate purpose at the time of execution of this Agreement, when such interruption or suspension has a Material Adverse Effect;

(t)	a Material Adverse Effect occurs that is not remediable or, if remediable, is not remedied within 45 (forty five) days of its occurrence;

(u)	with the exception of the Permitted Financial Debt, either of the Companies contracts additional Financial Debt;

(v)

any representation or warranty rendered or considered reiterated by each Company, in accordance with or in relation to the Financial Documentation, is or is found to be materially inaccurate at the time it was rendered or reiterated, unless the circumstance that gave rise to the foregoing:

(i)	may be remedied; and

(ii)

is effectively remedied within 45 (forty five) Business Days of the earlier as between the date on which (a) the Agent, at the instruction of the Majority of the Lenders, provides written notice to the relevant Company of such circumstance; and (b) the relevant Company becomes aware of the same;

(w)	a Change in Ownership has occurred;

(x)

except as provided under Paragraph 12.3 (Extraordinary Transactions), either of the Companies concludes extraordinary transactions (such as, by way of example, mergers, demergers, spin-offs, sale of businesses or any type of corporate reorganization or restructuring);

(y)	either of the Companies subordinates and/or waivers receivabes owed to it in an amount capable of having a Material Adverse Effect;

(z)

either of the Companies grants Encumbrances on its assets other than the Permitted Encumbrances or Encumbrances are granted on the assets of at least one of the Companeis other than the Permitted Encumbrances or the Encumbrances permitted under Paragraph 12.17 (Encumbrances);

(aa)

either of the Companies grants loans or personal guarantees and/or liens and/or indemnities and/or indemity commitments and/or renounce to receivables and/or capital injection in any form and in any amount whatsoever (including extensions/reschedulings of payments not implemented in the ordinary course of their respective businesses in accorrdance with market practice) except as expressly provided under Paragraph 12.21 (Loans and Guarantees);

(bb)	either of the Companies makes Distributions other than the Permitted Distributions;

(cc)	either of the Companies concludes transactions in derivatives or currencies for speculative purposes, other than, for the avoidance of doubt, transactions concluded merely for hedging purposes;

(dd)	except in the situations provided under articles 2446 and 2447 of the Italian Civil Code, either of the Companeis reduces its share capital;

(ee)

either of the Companies makes investments, including through the establishment of companies, new acquisitions of shares, quotas, option rights (or other equity stakes or rights) in or of other companeis and/or businesses and/or business units and/or other assets, with the exception of the investments expressly envisaged and anything else expressly envisaged under the Recovery Plan;

(ff)

any repayment of principal, interest or sums due for any other reason, of any loan, occurs for a reason attributable to at least one of the Companies, so as to change the treatment of the Lenders in accordance with this Agreement, with the exception of mandatory provisions of law and unless the relevant Company has remedied such situation within 7 Business Days of such payment;

(gg)

even only one of the Financial Parameters provided under Article 10 (Financial Parameters) is not satisfied, except in the event that the such situation is remedied through a capitalization intervention in accordance with Paragraph 8.1;

(hh)	the Auditing Firm declares in writing that it is prevented, due to an act or event attributable to PM or O&S form making the verifications provided under Article 10 (Financial Parameters);

(ii)

the guarantees granted in favor of the Lenders are not renewed, where requested by the Lenders, with particular reference to the mortgage guarantees pursuant to and for purposes of article 2847 of the Italian Civil Code;

(jj)

one or more of the guarantees granted is declared null and void or, in any case, invalid/unenforceable, unless they are restored at the same ranking level within 20 Business Days of the occurrence of the cause that gave raise to the nullity or invalidity;

(kk)	evidence of the full disbursement of the First Manitex Shareholders’ Loan is not delivered to the Lenders, through the Agent, by the 7th (seventh) Business Day after the Date of Effect;

(ll)	evidence of the full repayment according to the terms of this Agreement of the Self-Liquidating Exposure is not delivered to the Lenders, through the Agent, by 7 May 2018;

(mm)	evidence of the full disbursement of the Second Manitex Shareholders’ Loan is not delivered to the Lenders, through the Agent, by 31 December 2018;

(nn)	evidence of the perfection of the Merger in accordance with the terms/deadlines provided under the Recovery Plan is not delivered to the Lenders, through the Agent, by 31 December 2018;

(oo)

the Mandate is not granted, in the situations and in accordance with the terms provided under Article 8, or, once granted, the recovation and/or termination of the Mandate occurs and/or the Mandate ceases to exist for any reason, without an analogous irrevocable mandate to sell, also in the interest of the Lenders pursuant to and for purposes of art. 1723 of the Italian Civil Code, having been granted to a primary operator in the sector deemed satisfactory by the Lenders, within 15 (fifteen) Business Days of the date of revocation and/or termination of the Mandate and/or the date on which the Mandate ceased to exist;

(pp)

following Manitex’s acquisition of ownership of the BPER Subordinated Receivables pursuant to the Put and Call Options Agreement (as amended from time to time), the BPER Subordinated Receivables are not converted in their entirety into capital payments by shareholders and/or are not waived in their entirety by Manitex;

(qq)	the termination right of this Agreement pursuant to Paragraphs 14.1.1 and 14.1.2 has been exercised

14.3.2	Effects of the termination of the Agreement

Upon the occurrence of any of the conditions subsequent provided under Paragraph 14.3.1, the Majority of the Lenders, through the Agent, may notify in writing, by certified mail or registered letter with return receipt, the Company of the occurrence or waiver of the above-mentioned condition subsequent. Following and as of the moment of the notification of the occurrence of the condition subsequent, this Agreement shall terminate automatically against the Companies pursuant to article 1353 of the Italian Civil Code without retroactive effects. Upon termination of this Agreement, in accordance with this Paragraph 14.3.2, the amounts due for any reason to the Lenders underthis Agreement shall be deemed due and payable and the Companies, within 15 (fifteen) days of the date of receipt of the notice of termination, shall reimburse to each Lender the entire Exposure existing as of the date of termination, for principal, interest, including default interest, expenses, costs, ancillary costs, taxes, as well as any other sum due to the Lenders under the respective Original Agreements.

14.4

The Parties mutually acknowldge that this Article 14 (Express termination clause, termination due to breach and conditions subsequent) supersedes and replaces any provisions having the same or similar contents set forth in the Original Agreements (e.g. termination, withdrawal, acceleration, cessation for any other reason).

15.	NOTICES

15.1

Any notification requested or permitted under this Agreement shall be made in writing, by registered letter with return receipt, fax or e-mail, and shall be deemed effectively and validly made at the time of receipt of the registered letter, of the message confirming receipt or, in the case of e-mail, the message confirming receipt, provided it is addressed as follows:

For the Companies:

PM Group S.p.A.

Via Verdi, 22

41018 San Cesario sul Panaro (MO)

Certified E-mail: pmgroup@pec.pm-group.eu

E-mail: Gianluca_Laghetti@pm-group.eu

For the attention of Mr. Gianluca Laghetti, CFO

Oil & Steel S.p.A.

c/o PM

For the Lenders and the Agent:

to the addresses set forth in Schedule 15 (Notices).

or to such other address and fax number and/or e-mail address, in italy, that any of the parties indicated above may subsequently notify to the others through a notification forwarded in accordance wtih the foregoing provisions. It is agreed that notifications received on a day other than a Business Day or after 5:00 p.m. on a Business Day, shall be deemed received on the following Business Day.

15.2	Each Party elects domicile in the locations indicated in Paragraph 15.1 also for purposes of the service of legal documents concerning the disputes referred to Article 22 (Jurisdiction).

16.	MISCELLANEOUS

16.1	The Parties mutually acknowldge and agree that none of the provisions of this Agreement constitutes, or may be construed as, a novation of the obligations provided under the Original Agreements.

16.2

The Lenders, as of the Date of Effect, waive the right to enforce any and all rights and/or actions available to them as a result of breaches related to the Previous Restructuring Agreement or the Original Agreements that may have come to their knowledge prior to the Execution Date.

16.3	In the event of discrepancy between the provisions of each Original Agreement and the provisions of this Agreement, the latter provisions shall prevail.

16.4

Each Lender, on one side, and the Companies, on the other, agree that, for the entire term of this Agreement, all of the provisions of each Original Agreement that are not abrogated, derogated or repalced by this Agreement and as a result of its execution shall remain applicable.

16.5	Any amendment or change to this Agreement will only be valid and/or binding for the Parties if ti is approved in writing by all of the Parties hereto.

16.6

If one or more of the provisions set forth in this Agreement were found to be invalid or unenforceable, in whole or in part, under applicable provisions of law, the other provisions shall remain, to the maximum extent possible, fully valid and enforceable; the Parties shall, in any case, negotiate in good faith in order to agree upon terms mutually satisfactory to replace such provisions, seeking to keep thire substantive contents as close as possible to the original versions.

16.7

The Companies acknowledge and recognize that this Agreement is executed by the Lenders without any joint liability undertaken among them. Consequently, the non-fulfillment by one or more of the Lenders of their obligations may not give rise to any worsening of the obligations imposed upon the other Lenders and may not prejudice the validity and enforceability of the obligations undertaken by the Companies toward the other Lenders, which shall have no liability whatsoever toward the Companies due to the breach by such Lender.

17.	ASSIGNMENT OF THE RECEIVABLES AND/OR OF THE AGREEMENTS

17.1

With the exception of the BPER Subordinated Receivables which shall be freely transferable at the terms provided under the Put and Call Options Agreement (as amended under the Agreement Amending the Put and Call Options Agreement) and on the condition that the assignee undertakes the same obligations of subordination provided under this Agreement, the Lenders may assign their receivables owed by the Companies and deriving from the Exposures and/or the related agreements only on the condition that (i) such assignments are subject to conditions precedent consisting of the assignee’s accession to this Agreement and to the Intercreditor Agreement through its signing of a letter of accession and its assumption of all obligations of the assignor provided under the above-mentioned agreements; or (ii) the assigning Lender provides written evidence certifying that the receivable assigned shall continue to bbe managed by the assigning Lender on behalf of the assignee, in accordance with the provisions of this Agreement and the Intercreditor Agreement. It is agreed that the Companies shall be indemnified and held hamrless and shall not be required to pay costs related to taxes, duties, withholdings, charges or expenses that may arise as a result of the assignment of the receivables by a Lender to an entity other than a Qualified Lender, due to the fact that the assignee is not a Qualified Lender.

17.2

The Companies hereby grant their consent and undertake to accept the assignment of the receivables or the agreements by the Lenders, also pursuant to and for purpose of articles 1248 and/or 1406 of the Italian Civil Code.

17.3	The Companie may not assign or transfer their rights, benefits and obligations under this Agreement, the Original Agreements and the Financial Documentation.

18.	EXPENSES

18.1

The Companies shall directly bear, or shall reimburse all documented expenses (including the legal expenses subject to the limits agreed through a separate agrement among the parites and the expenses related to a notarial copy of the contractual documentation to be provided to the Lenders), plus VAT, taxes and ancillary sums due by law, incurred by the Lenders – expressly excluding any joint liability with such parties - for the preparation, negotiation, execution, perfection and performance of the Financial Documentation and exercise of the Lenders’ rights under the same.

18.2

The Companies shall also bear directly, or reimburse, all documented and reasonable expenses (including legal and notarial expenses) and taxes incurred by the Lenders – expressly excluding any joint liability with the latter – in relation to all activities related to the legitimate exerfcie of their rights under the Financial Documentation, plus VAT and ancillary amounts due by law, including any enforcement of the guarantees. In any case, the Companies shall pay or reimburse such costs and expenses to the Lenders within 15 (fifteen) Business Days of the Lenders’ written request.

18.3

It is expressly agreed that no expense, cost or charge of any nature whatsoever (including any cost related to taxes and duties), with the exception of any costs of the legal advisors of the Companies, deriving from the assignment of the agreement and/or the receivable referred to in Article 17 (Assignment of the Receivables and/or of the Agreements) above shall be borne by the Companies, and any joint liability with the Lenders is expressly excluded.

18.4

The Companies shall directly bear, or reimburse, all documented expenses (including legal and notarial expenses), plus VAT, taxes and ancillary charges due by law, that may be incurred by the Lenders – expressly excluding any joint liability with the latter - in relation to any activities that may be necessary following the occurrence of a Termination Event and/or the need to make amendments to the Agreement.

19.	TERM

This Agreement shall remain in force until the repayment of the last installment of the Exposures.

20.	ADHESION

This Agreement shall be deemed as entered into once it has been signed by the Companies, the Agent, MPS, BNL, BPER, Carisbo and UniCredit by 14 March 2018. Without prejudice to Article 13 (Conditions Precedent), it is understood that if the adhesion to this Agreement by all the Parties is not carried out by the above-mentioned term, the same shall be deemed as not entered into and therefore will not have any effect.

21.	GOVERNING LAW

This Agreement is governed by the laws of the Italian Republic.

22.	JURISDICTION

The Court of Milan shall have exclusive jurisdiction over any dispute that may arise among the Parties concerning the validity, interpretation, performance or termination of this Agreement.

23.	LIST OF SCHEDULES

Schedule (C)	Financial Exposure

Schedule (D)	Recovery Plan

Schedule (F)	Letter Outstanding Amounts

Schedule (F)(bis)	Self Liquidating Exposure

Schedule (F)(ter)	Uncollateralized Exposure

Schedule (G)	Certification

Schedule (H)	Agreement Amending the Put and Call Options Agreement

Schedule (I)	Manitex’s Commitment

Schedule (J)	Confirmation of Manitex’s Commitments

Schedule 1.2	Encumbrances as of the Execution Date

Schedule 3	MLT Receivables

Schedule 3-bis	Rescheduling Deed

Schedule 3.1.1	Senior Receivables Amortization Plan

Schedule 3.2.2	New Consolidated Sum Amortization Plan

Schedule 5.1.2	Self-Liquidating Credit Lines

Schedule 5.1.6	Subsidiaries

Schedule 5.2.2	Financial Credit Lines

Schedule 5.3.2	Signatory Credit Lines

Schedule 9.1(o)	Legal Proceedings

Schedule 9.1(x)	Tax Proceedings

Schedule 10	Financial Parameters

Schedule 13.1.4	Agreement Confirming the Pledge over PM Shares

Schedule 15	Notices

###

If you are in agreement that the foregoing accurately reflects our agreements, we ask that you kindly transcribe the text of this letter onto your own letterhead and send to us such letter, duly signed to show your full and unconditional acceptance.

Cordially

/s/ Luigi Fucili
PM Group S.p.A.

/s/ Luigi Fucili
Oil & Steel S.p.A.”

Cordially

/s/ Manuela Zafferi
Banca Monte dei Paschi di Siena S.p.A.

/s/ Salvatore Vannucci
Banca Nazionale del Lavoro S.p.A.

/s/ Michele Polidori
Banca Nazionale del Lavoro S.p.A.

/s/ Fabrizio Baldini
BPER Banca S.p.A.

/s/ Maria Angela Facciolongi
Cassa di Risparmio in Bologna S.p.A.

/s/ Andrea Uccellatori
UniCredit S.p.A.

/s/ Brunella Amoruso
Loan Agency Services S.r.l.